EXHIBIT 10.27

AGREEMENT AND PLAN OF MERGER
DATED AS OF JANUARY 16, 2019
BY AND BETWEEN
HEARTLAND FINANCIAL USA, INC.
AND
BLUE VALLEY BAN CORP.

4.8	Allowance for Loan and Lease Losses	A-25
4.9	Deposits	A-25
4.10	Reports and Filings	A-26
4.11	Ownership of Equity Interests in Certain BVBC Entities; Off Balance Sheet Arrangements	A-26
4.12	Books and Records	A-26
4.13	No Material Adverse Changes	A-27
4.14	Absence of Certain Developments	A-27
4.15	Properties	A-28
4.16	Intellectual Property	A-29
4.17	Environmental Matters	A-29
4.18	Community Reinvestment Act	A-31
4.19	Information Security	A-31
4.20	Tax Matters	A-31
4.21	Contracts and Commitments	A-34
4.22	Litigation	A-35
4.23	No Brokers or Finders	A-35
4.24	Employees	A-35
4.25	Employee Benefit Compensation Plans	A-37
4.26	Insurance	A-39
4.27	Affiliate Transactions	A-39
4.28	Compliance with Laws; Permits	A-40
4.29	Fiduciary Accounts	A-40
4.30	Interest Rate Risk Management Instruments	A-41
4.31	No Guarantees	A-41
4.32	Bank Regulatory Approvals	A-41
4.33	Fairness Opinion	A-41
4.34	Transactions in Securities	A-41
4.35	Registration Obligation	A-41
4.36	Disclosure	A-41

ARTICLE 5 CONDUCT OF BUSINESS PENDING THE MERGER		A-42

5.1	Conduct of Business	A-42
5.2	Access to Information; Confidentiality	A-43
5.3	Notice of Developments	A-44
5.4	Certain Loans and Related Matters	A-44
5.5	Financial Statements and Pay Listings	A-45
5.6	Consents and Authorizations	A-45
5.7	Tax Matters	A-45
5.8	No Solicitation	A-46
5.9	Maintenance of Allowance for Loan and Lease Losses	A-47
5.10	BVBC Forbearances	A-47

ARTICLE 6 ADDITIONAL COVENANTS AND AGREEMENTS		A-47

6.1	Filings and Regulatory Approvals	A-47
6.2	Shareholder Meeting; Registration Statement	A-48
6.3	Establishment of Accruals	A-49
6.4	Employee Matters	A-50

6.5	Tax Treatment	A-51
6.6	Updated Schedules	A-51
6.7	Indemnification; Directors’ and Officers’ Insurance	A-51
6.8	Statutory Trusts	A-52
6.9	Determination of Adjusted Tangible Common Equity	A-52
6.10	Bank Merger	A-52

ARTICLE 7 CONDITIONS		A-52

7.1	Conditions to Obligations of Each Party	A-52
7.2	Additional Conditions to Obligation of BVBC	A-53
7.3	Additional Conditions to Obligation of Heartland	A-54

ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER		A-55

8.1	Reasons for Termination	A-55
8.2	Effect of Termination	A-57
8.3	Expenses	A-57
8.4	BVBC Termination Fee	A-57
8.5	Amendment	A-57
8.6	Waiver	A-57

ARTICLE 9 GENERAL PROVISIONS		A-57

9.1	Press Releases and Announcements	A-57
9.2	Notices	A-58
9.3	Assignment	A-59
9.4	No Third Party Beneficiaries	A-59
9.5	Schedules	A-59
9.6	Interpretation	A-59
9.7	Severability	A-60
9.8	Complete Agreement	A-60
9.9	Governing Law	A-60
9.10	Submission to Jurisdiction	A-60
9.11	Specific Performance	A-60
9.12	Waiver of Jury Trial	A-60
9.13	Investigation of Representations, Warranties and Covenants	A-60
9.14	No Survival of Representations	A-61

SIGNATURES		A-62

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 16, 2019, is made and entered into by and between Heartland Financial USA, Inc., a Delaware corporation (“Heartland”), and Blue Valley Ban Corp., a Kansas corporation (“BVBC”).
WHEREAS, the respective Boards of Directors of Heartland and BVBC have determined that it is advisable and in the best interests of Heartland and BVBC and their respective shareholders to consummate the merger of BVBC with and into Heartland as described in Article 2 (the “Merger”);
WHEREAS, as a result of the Merger, all of the outstanding shares of common stock, par value $1.00 per share, of BVBC (“BVBC Common Stock”) as of Effective Time (as defined in Section 2.2(d)) will be converted into shares of common stock, $1.00 par value per share, of Heartland (“Heartland Common Stock”);
WHEREAS, BVBC owns all of the issued and outstanding capital stock of Bank of Blue Valley, a Kansas state-chartered bank (“BankBV”), and Heartland owns all of the issued and outstanding capital stock of Morrill & Janes Bank and Trust Company, a Kansas state-chartered bank (“M&JBank”), and BVBC and Heartland desire that BankBV be merged with and into M&JBank (the “Bank Merger”) pursuant to an Agreement of Merger (the “Bank Merger Agreement”) between M&JBank and BankBV substantially in the form attached hereto as Exhibit A;
WHEREAS, as an inducement to Heartland to enter into this Agreement, concurrently herewith, holders of BVBC Common Stock who own 56.9% of the outstanding shares of BVBC Common Stock are entering into a Shareholder Voting Agreement dated the date hereof (the “Shareholder Voting Agreement”) with Heartland and BVBC pursuant to which such holders have agreed to such shares vote in favor of the Merger and all other transactions contemplated by this Agreement;
WHEREAS, as a further inducement to Heartland to enter into this Agreement, concurrently herewith, the holder of 100.0% of the outstanding shares of the BVBC Series B Preferred Stock (as defined in Section 4.3(a)) is entering into the Shareholder Voting Agreement pursuant to which such holder has agreed to vote such shares in favor of the Merger and all other transactions contemplated by this Agreement;
WHEREAS, concurrently herewith, Robert D. Regnier, Chairman, President and Chief Executive Officer of BVBC (“Regnier”), is entering into the Regnier Employment Agreement (as defined in Article 1); and
WHEREAS, Heartland and BVBC desire that the Merger be made on the terms and subject to the conditions set forth in this Agreement and that the Merger qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”) (and any comparable provision of state law) for federal and applicable state income tax purposes.
NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
1.1Definitions. The following capitalized terms not otherwise defined herein have the meanings set forth below:

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Heartland) contemplating or otherwise relating to any Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of transactions involving (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any BVBC Entity is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any BVBC Entity or (iii) in which any BVBC Entity issues or sells securities representing more than 20% of the outstanding securities of any class of voting securities of such BVBC Entity; or (b) any sale (other than sales in the Ordinary Course of Business), lease (other than in the Ordinary Course of Business), exchange, transfer (other than in the Ordinary Course of Business), license

(other than nonexclusive licenses in the Ordinary Course of Business), acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of BVBC.
“Adjusted Merger Consideration” means the Merger Consideration as adjusted to reflect the Adjusted Exchange Ratio in the event the Exchange Ratio is adjusted in accordance with Section 2.6.
“Adjusted Tangible Common Equity” means (a) the sum of (i) the total stockholders’ common equity of BVBC, determined in accordance with GAAP as of the close of business on the Determination Date as adjusted to reflect (X) a reasonable projection of the operations of BVBC through the Effective Time and (Y) the conversion of the BVBC Series B Preferred Stock, and (ii) the Determination Date Transaction Expenses, less (b) the sum of (x) the value of the Intangible Assets determined as of the close of business on the Determination Date as adjusted to reflect a reasonable projection of the operations of BVBC through the Effective Time, and (y) the amount, if any, by which the Transaction Expenses exceed $6,300,000. For purposes of the foregoing definition, “a reasonable projection of operations” will be based on the average monthly operations of BVBC during the six-month period ending on the Determination Date.
“Affiliate” has the meaning set forth in Rule 12b‑2 under the Exchange Act.
“Ancillary Documents” means the Shareholder Voting Agreement, the Regnier Employment Agreement, the NDA and any and all other agreements, certificates and documents required to be delivered by either party hereto prior to or at the Closing pursuant to the terms of this Agreement.
“BankBV Subsidiaries” means BVBuilding, BVWAdvisors, BVInvestment, BBV Accommodations, GP and REH.
“Business Day” means any day other than Saturday, Sunday or a day on which a state bank is required to be closed under Kansas Law.
“BVBC Converted Common Share” means each share of BVBC Common Stock that will be converted into the Merger Consideration pursuant to Sections 2.3(a), 2.6 and 2.7.
“BVBC Determination Date Balance Sheet” means the consolidated balance sheet of BVBC prepared by BVBC in accordance with GAAP as of the Determination Date pursuant to Section 6.9.
“BVBC Entity” means each of BVBC, BankBV, the Statutory Trusts, BVBuilding, BVWAdvisors, BVInvestment, BBVAccommodations, GP and REH.
“BVBC Equity Incentive Plan” means the Blue Valley Ban Corp. 1998 Equity Incentive Plan adopted on April 9, 1998, as amended and restated on May 17, 2017.
“BVBC ESPP” means the Blue Valley Ban Corp. Employee Stock Purchase Plan adopted on May 19, 2004.
“BVBC Unvested Restricted Stock” means issued and outstanding shares of BVBC Common Stock subject to restrictions on the transferability thereof issued pursuant to the BVBC Equity Incentive Plan, the 2016 ROA Incentive Stock Award Program and the 2018 ROA Incentive Stock Award Program.
“BVBC Shareholder” means any holder of issued and outstanding shares of BVBC Common Stock or BVBC Series B Preferred Stock.
“Bylaws” mean, with respect to any corporation, those instruments that at that time constitute its bylaws, including any amendments thereto.
“Charter” means, (a) with respect to any corporation, those instruments that at that time constitute its charter as filed or recorded under the general corporation or other applicable Law of the jurisdiction of incorporation or association, including the articles or certificate of incorporation or association, any amendments thereto, any certificates of designation thereto and any articles or certificates of merger or consolidation thereto, and (b) with respect to any LLC, those agreements and instruments that at that time constitute the limited liability company agreement or operating agreement of such LLC executed by the members of the LLC, including any amendments thereto.

“Closing Date Bank Stock Loan Indebtedness” means all of the principal and interest due as of the Effective Time pursuant to the Loan Agreement dated August 5, 2015 (and subsequently amended on September 7, 2017 and August 2, 2018) between BVBC and Central Bank of the Midwest.
“Commonly Controlled Entity” means any entity under common control with BVBC within the meaning of Sections 414(b), (c), (m), (o) or (t) of the Code.
“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.
“Contract” means a contract, agreement, lease, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.
“CRA” means the Community Reinvestment Act.
“Determination Date” means the last Business Day of the month immediately preceding the month in which the Effective Time occurs.
“Determination Date Transaction Expenses” means the amount of Transaction Expenses (a) paid and expensed by BVBC or BankBV through the close of business on the Determination Date, or (b) reflected as accrued expenses on the BVBC Determination Date Balance Sheet; provided, however, that Transaction Expenses which result in an income Tax deduction will be determined on a Tax-effected basis.
“Disclosure Schedules” means the Schedules delivered by BVBC to Heartland on or prior to the date of this Agreement (which will be neither attached to this Agreement nor publicly available) setting forth, among other things, items of disclosure that are necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties, covenants or agreements of BVBC contained herein.
“Encumbrance” means any charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis during the periods involved.
“Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to applicable Law.
“Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.
“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.
“Heartland Closing Date Stock Price” means the closing sale price of a share of Heartland Common Stock on the last trading day immediately preceding the Closing Date as quoted on the NASDAQ Global Select Market on such trading day.
“Heartland Determination Date Stock Price” means (a) the sum, for each of the 15 consecutive trading days ending on and including the trading day immediately preceding the 10th day prior to the Determination Date, of the product of (i) the closing price of Heartland Common Stock as quoted on the NASDAQ Global Select Market for such trading day, multiplied by, (ii) the trading volume of Heartland Common Stock reported on the NASDAQ Global Select Market for such trading day, divided by (b) the aggregate trading volume over such 15-day period.
“Indebtedness” means, with respect to any Person, without duplication: (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the Ordinary Course of Business consistent with past practices); (d) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person; (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for services and supplies incurred in the Ordinary Course of Business); (f) all lease obligations of such Person that are required to be or otherwise are capitalized on the books and records of such Person in accordance with GAAP; (g) all obligations of others secured by an Encumbrance on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (h) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof); (i) all letters of credit or performance bonds issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices); and (j) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.
“Intangible Asset” means any asset of any BVBC Entity that is considered an intangible asset under GAAP, including goodwill.
“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, service marks, domain names, corporate names and all combinations thereof, and associated therewith; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other intellectual property and proprietary rights.
“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“IRS” means the United States Internal Revenue Service.
“Knowledge of BVBC” or other similar phrase means the knowledge of a director or executive officer of either of BVBC or BankBV after due inquiry.
“KUSA” means the Kansas Uniform Securities Act, together with any rules and regulations promulgated thereunder.
“Law” means any constitution, law, ordinance, principle of common law, regulation, rule, statute or treaty of any Governmental Entity.
“Liability” means any liability or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.
“Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.
“Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had, or, with the passage of time, could reasonably be expected to have, a material adverse effect on the business, assets, properties, financial condition, or results of operations of the BVBC Entities, taken as a whole, or Heartland and its Subsidiaries, taken as a whole, as the case may be; provided, however, that “Material Adverse Effect” will not be deemed to include the impact of (a) changes after the date hereof in Laws of general applicability to banks and bank holding companies, (b) changes after the date hereof in GAAP or regulatory accounting requirements generally applicable to banks and bank holding companies, (c) changes after the date hereof in economic conditions generally affecting banks and bank holding companies, (d) changes caused by the public announcement of the Merger, (e) any outbreak of hostilities or any new declared or undeclared acts of war or terrorism, and (f) the effects of any action required to be taken by this Agreement by one of the parties hereto or actions taken or omitted to be taken by one of such parties with the written consent of the other party hereto; further provided, however, that the effect of any of the changes described in clauses (a) through (c) will not be excluded from the definition of “Material Adverse Effect” to the extent they have a disproportionate impact on BVBC Entities as a whole, on the one hand, or Heartland and its Subsidiaries as a whole, on the other hand, as measured relative to similarly situated companies in the financial services industry.

“Membership Interests” means any membership interests, membership units or any other equity interest in an LLC however characterized.
“MSA” means the Missouri Securities Act, together with any rules and regulations promulgated thereunder.
“MSD” means the Missouri Securities Division.
“NDA” means the Confidentiality and Non-Disclosure Agreement dated December 13, 2018 between Heartland and BVBC.
“OKSC” means the Office of the Kansas Securities Commissioner.
“Ordinary Course of Business” means the ordinary course of business of the BVBC Entities consistent with past custom and practice (including with respect to nature, scope, magnitude, quantity and frequency).
“OTCQX Rules” means the OTCQX Rules for U.S. Companies promulgated by OTC Markets Group Inc.
“OTCQX U.S. Market” means the over-the-counter stock market operated by OTC Markets Group Inc. for U.S. companies.
“Permitted Encumbrances” means (a) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable or which are being contested in good faith by appropriate proceedings (provided required payments have been made and adequate accruals or reserves have been established in connection with any such contest), (b) Encumbrances of carriers, warehousemen, mechanics’ and materialmen and other like Encumbrances arising in the Ordinary Course of Business (provided lien statements have not been filed as of the Closing Date), (c) easements, rights of way and restrictions, zoning ordinances and other similar Encumbrances affecting the Leased Operating Real Property and which do not unreasonably restrict the use thereof in the Ordinary Course of Business, (d) statutory Encumbrances in favor of lessors arising in connection with any property leased to any BVBC Entity, (e) Encumbrances reflected in the Latest Balance Sheets and the Related Statements or arising under Material Contracts and (f) Encumbrances that will be removed prior to or in connection with the Closing.
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.
“Plan” means every plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former employees, including those plans, funds, contractors, programs or arrangements intended to provide (a) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (b) pension, profit sharing, retirement, supplemental retirement or deferred compensation benefits (whether or not Tax qualified and whether or not defined in Section 3(2) of ERISA), (c) any kind of cash or equity incentive compensation or (d) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), that is maintained, sponsored or contributed to by any of the BVBC Entities or any Commonly Controlled Entity or with respect to which the BVBC Entities or any Commonly Controlled Entity has or could have any Liability. “Plan” does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which none of the BVBC Entities nor any Commonly Controlled Entity has any present or potential future Liability.
“Remedies Exception” means except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
“Regnier Employment Agreement” means the Employment Agreement dated as of the date hereof among Heartland, BVBC, BankBV and Regnier, which will become effective as of the Effective Time.
“Return” means any return, declaration, report, estimate, information return or statement pertaining to any Taxes required to be filed with or submitted to any Governmental Entity .
“Schedule” means any of the Disclosure Schedules.

“Severance Costs” means all amounts paid or payable to any BVBC Entity Employee as a result of the execution of this Agreement or the performance and consummation of the transactions contemplated hereby pursuant to any Plans and Contracts (including the Plans and Contracts listed on Schedule 4.21); provided, however, that Severance Costs will not include any payments made by Heartland pursuant to Section 6.4(d) and 6.4(e).
“Statutory Debt Securities” means (a) the Floating Rate Junior Subordinated Debt Securities due 2033 of BVBC dated as of April 10, 2003, and (b) the Unsecured Junior Subordinated Deferrable Interest Notes of BVBC dated as of July 29, 2005.
“Statutory Declarations of Trust” means the declarations of trust contained in (a) the Amended and Restated Declaration of Trust of BVBC Capital Trust II dated as of April 10, 2003, among Wilmington Trust Company, as Delaware Trustee, Wilmington Trust Company, as Institutional Trustee, BVBC, as Sponsor, the Administrators named therein and the holders from time to time of undivided beneficial interests in the assets of BVBC Capital Trust II, and (b) the Amended and Restated Trust Agreement dated as of July 29, 2005 of BVBC Capital Trust III, among BVBC, as Depositor, Wilmington Trust Company, as Property Trustee, Wilmington Trust Company, as Delaware Trustee, and the Administrative Trustees named therein.
“Statutory Trust Agreements” means the Statutory Debt Securities, the Statutory Declarations of Trust, the Statutory Trust Guarantees, the Statutory Trust Indentures and the Statutory Trust Securities.
“Statutory Trust Guarantees” means (a) the Guarantee of BVBC dated as of April 10, 2003, between BVBC and Wilmington Trust Company, as Guarantee Trustee, and (b) the Guarantee Agreement dated as of July 29, 2005, between BVBC, as Guarantor, and Wilmington Trust Company, as Guarantee Trustee.
“Statutory Trust Indentures” means (a) the Indenture dated as of April 10, 2003, between BVBC, as Issuer, and Wilmington Trust Company, as Trustee, and (b) the Junior Subordinated Indenture dated as of July 29, 2005, between BVBC and Wilmington Trust Company, as Trustee.
“Statutory Trust Securities” means the common securities and preferred securities issued pursuant to the Statutory Declarations of Trust.
“Statutory Trusts” means the BVBC Capital Trust II and BVBC Capital Trust III, each of which is a Delaware statutory trust.
“Subsidiary” means, with respect to any Person, any other Person (other than a natural person), whether incorporated or unincorporated, in which such Person, directly or indirectly (a) has a 50% or more equity interest or (b) owns at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions; provided, however, that the term will not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.
“Superior Proposal” means any Acquisition Proposal by a third party on terms which the Board of Directors of BVBC determines in its good faith judgment, after consultation with, and receipt of written or oral advice from, its financial advisors, to be more favorable to its shareholders than the Merger and the other transactions contemplated hereby, (a) after taking into account the likelihood of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal, and any other relevant factors permitted under applicable Law, (b) after giving Heartland at least five Business Days to respond to such third-party Acquisition Proposal once the Board of Directors of BVBC has notified Heartland that in the absence of any further action by Heartland it would consider such Acquisition Proposal to be a Superior Proposal, and then (c) after taking into account any amendment or modification to this Agreement proposed by Heartland; provided that, for purposes of this definition, all references in the definition of Acquisition Proposal to 15% or 20% shall instead refer to 50%.
“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges in the nature of a tax, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity.
“Transaction Expenses” means all amounts paid, to be paid, accrued or to be accrued by any BVBC Entity (or by Heartland, as successor to, or owner of, any such BVBC Entity) that arise out of or in connection with the execution of this

Agreement and the performance and consummation of the transactions contemplated hereby (whether arising before, at or after the Effective Time), including (a) legal, accounting and financial advisory fees or commissions, (b) Severance Costs, (c) termination fees or other expenses incurred in connection with the termination of any Contract of any BVBC Entity (including Contracts relating to information technology or card services), (d) payments made in connection with the termination of any Plans (unless the amount of such payments has been accrued by BVBC), (e) the amount of any penalties or other expenses incurred by any BVBC Entity in connection with the prepayment of Indebtedness by any of them occurring as a result of such transactions, (f) premiums or other expenses relating to the D&O Insurance, and (g) Liabilities for Taxes arising out of or incurred in connection with the payment of such Transaction Expenses; provided, however, that, for the avoidance of doubt, Transaction Expenses will not include (X) any Dissenting Shareholder payments that have a value per share of BVBC Common Stock in excess of the Merger Consideration or the Adjusted Merger Consideration, as applicable, or (Y) cash bonuses payable by BVBC to certain executive officers of BVBC in the Ordinary Course of Business for the year ended December 31, 2018 that were previously approved by the Board of Directors by BVBC.
1.1Defined Terms. The following capitalized terms not defined in Section 1.1 and used in more than one Section of this Agreement have the meanings set forth in the Sections hereof indicated below:

Defined Term	Section
Adjusted Exchange Ratio	2.6
Affordable Care Act	4.25(i)(i)
Agreement	Preamble
ALLL	4.8
Bank Holding Company Act	3.1(a)
Bank Merger	Recitals
Bank Merger Agreement	Recitals
Bank Regulators	3.8
Bank Regulatory Approvals	3.2(b)
BankBV	Recitals
BankBV Annual Financial Statements	4.5(b)
BankBV Common Stock	4.3(b)
BankBV Financial Statements	4.5(b)
BBVAccommodations	4.1(g)
Blue Sky Laws	3.2(b)
BVBC	Preamble
BVBC Annual Financial Statements	4.5(a)
BVBC Board Recommendation	6.2(a)
BVBC Common Stock	Recitals
BVBC Employees	4.24(a)
BVBC Financial Statements	4.5(a)
BVBC IT Systems	4.19(c)
BVBC Preferred Stock	4.3(a)
BVBC Regulatory Reports	4.10
BVBC Series A Preferred Stock	4.3(a)
BVBC Series B Preferred Stock	4.3(a)
BVBC Shareholder Meeting	6.2(a)
BVBuilding	4.1(d)
BVBuilding Common Stock	4.3(b)
BVInsurance	4.1(j)
BVInvestment	4.1(f)
BVInvestment Common Stock	4.3(b)
BVWAdvisors	4.1(e)
BVWAdvisors Common Stock	4.3(b)
Change of BVBC Board Recommendation	6.2(a)
Closing	2.12

Closing Date	2.12
Code	Recitals
Davidson	4.23
D&O Insurance	6.7(b)
Delaware Certificate of Merger	2.2(d)
Departments	4.24(d)
DGCL	2.1
Dissenting Shareholder	2.10(a)
Dissenting Shares	2.10(b)
Effective Date	2.2(d)
Effective Time	2.2(d)
Exchange Act	3.2(b)
Exchange Ratio	2.3(a)
Expenses	8.3
FDIA	3.1(b)
FDIC	3.2(b)
Fractional Share Amount	2.3(b)
FRB	3.2(b)
GP	4.1(h)
Heartland	Preamble
Heartland 10-K Reports	3.5(a)
Heartland 10-Q Report	3.5(a)
Heartland Common Stock	Recitals
Heartland Plans	6.4(c)
Heartland Regulatory Reports	3.7(a)
Heartland Series A Preferred Stock	3.4
Heartland Series B Preferred Stock	3.4
Heartland Series C Preferred Stock	3.4
Heartland Series D Preferred Stock	3.4
Indemnified Party	6.7(a)
Kansas Certificate of Merger	2.2(d)
KBC	3.2(b)
KGCC	2.1
Latest Balance Sheets	4.5(c)
Latest BVBC Balance Sheet	4.5(a)
Latest BankBV Balance Sheet	4.5(b)
Leased Real Property	4.15(c)
Letter of Transmittal	2.9(a)
LLC	4.1(g)
M&JBank	Recitals
Material Contracts	4.21(a)
Merger	Recitals
Merger Consideration	2.3(a)
NASDAQ	3.2(b)
Operating Real Property	4.15(c)
OREO	4.7(c)
OSBCK	3.2(b)
Owned Real Property	4.15(b)
Payoff Letter	7.3(k)
Proxy Statement/Prospectus	6.2(b)

Real Property	4.15(c)
Registration Statement	6.2(b)
Regnier	Recitals
REH	4.1(i)
Related BankBV Statements	4.5(b)
Related BVBC Statements	4.5(a)
Related Financial Statements	4.5(c)
Representatives	5.8(a)
Required Consents	5.6
Required BVBC Shareholder Vote	4.2(a)
RIA Regulatory Approvals	3.2(b)
SEC	3.5(a)
Securities Act	3.2(b)
Shareholder Voting Agreement	Recitals
Surviving Corporation	2.1
Termination Date	8.1(d)(i)
Work Permits	4.24(d)

ARTICLE 2
MERGER
2.1The Merger. Under the terms of this Agreement and subject to the satisfaction or waiver of the conditions set forth in Article 7, at the Effective Time, BVBC will be merged with and into Heartland. Heartland, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the “Surviving Corporation.” The Merger will be effected pursuant to the provisions of, and with the effect provided in, Section 252 of the Delaware General Corporation Law (the “DGCL”) and Section 17‑78‑205 of the Kansas General Corporation Code (the “KGCC”).

2.2Effect of Merger.

(a)At the Effective Time, BVBC will be merged with and into Heartland, and the separate existence of BVBC will cease. The Charter and the Bylaws of Heartland, as in effect immediately prior to the Effective Time, will be the Charter and the Bylaws of the Surviving Corporation, until the same may be amended as provided therein and in accordance with applicable Law. The directors and officers of Heartland immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and will qualify.

(b)At the Effective Time and thereafter, the Surviving Corporation will be responsible and liable for all the Liabilities, Indebtedness and penalties of each of Heartland and BVBC.

(c)At the Effective Time and thereafter, the Surviving Corporation will possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of Heartland and BVBC; all property, real, personal and mixed, and all Indebtedness due on whatever account, and all and every other interest, of or belonging to or due to each of Heartland and BVBC, will be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein, vested in Heartland or BVBC, will not revert or be in any way impaired by reason of the Merger.

(d)To effect the Merger, the parties hereto will cause a Certificate of Merger substantially in the form attached hereto as Exhibit B (the “Delaware Certificate of Merger”) and a Certificate of Merger substantially in the form attached hereto as Exhibit C (the “Kansas Certificate of Merger”) relating to the Merger to be filed with the Secretary of State of Delaware and the Secretary of State of Kansas, respectively. The Merger will become effective upon the filing of the Delaware Certificate of Merger and the Kansas Certificate of Merger or at a time designated in such filings. As used herein, the term “Effective Date” will mean the date on which the Merger will become effective as provided in the preceding sentence, and the term “Effective Time” will mean the time on the Effective Date when the Merger will become effective. The Effective Date and the Effective Time will take place on the Closing Date.

2.3Conversion of BVBC Common Stock.

(a)To effectuate the Merger, at the Effective Time, and without any further action of Heartland, BVBC or any holder of BVBC Common Stock, each share of BVBC Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 2.3(c) and Dissenting Shares) will be canceled and extinguished and be converted into and become a right to receive, subject to adjustment as provided in Section 2.6 and Section 2.7, 0.3271 shares (the “Exchange Ratio”) of Heartland Common Stock (the “Merger Consideration”).

(b)No fractional shares of Heartland Common Stock will be issued for BVBC Converted Common Shares, and in lieu of any fractional share, Heartland will pay to each holder of BVBC Converted Common Shares who otherwise would be entitled to receive a fractional share of Heartland Common Stock an amount of cash (without interest) equal to the product of (i) the Heartland Closing Date Stock Price multiplied by (ii) the fractional share interest to which such holder would otherwise be entitled (the “Fractional Share Amount”).

(c)Each share of BVBC Common Stock held as treasury stock of BVBC or held directly or indirectly by Heartland, other than shares held in a fiduciary capacity or in satisfaction of Indebtedness previously contracted, will be canceled, retired and cease to exist, and no exchange or payment will be made with respect thereto.

2.4Conversion of BVBC Series B Preferred Stock. Prior to the Closing Date, BVBC will take or cause to be taken any and all actions as may be required to cause each issued and outstanding share of BVBC Series B Preferred Stock to be converted into a share of BVBC Common Stock immediately prior to the Effective Time. A holder of any shares of BVBC Series B Preferred Stock will become a holder of shares of BVBC Common Stock at such time and be entitled to receive (net of any deductions or withholdings pursuant to Section 2.13) shares of Heartland Common Stock in the Merger as provided in Section 2.3(a).

2.5Vesting of BVBC Unvested Restricted Stock. Prior to the Closing Date, BVBC will take any and all actions as may be required by the BVBC Equity Incentive Plan or otherwise to cause the shares of BVBC Unvested Restricted Stock to become fully vested immediately prior to the Effective Time such that each holder thereof will be entitled to receive (net of any deductions or withholdings pursuant to Section 2.13) as of the Effective Time shares of Heartland Common Stock in the Merger as provided in Section 2.3(a) (rounded up to the next whole share).

2.6Adjustment to Merger Consideration for Changes in Adjusted Tangible Common Equity. If the Adjusted Tangible Common Equity as of June 30, 2019 is less than $55,500,000, the Exchange Ratio will be reduced to an amount calculated pursuant to the following formula: (a) the Exchange Ratio, less an amount equal to (i) the amount by which the Adjusted Tangible Common Equity is less than $55,500,000, divided by (ii) (x) the aggregate number of BVBC Converted Common Shares multiplied by (y) the Heartland Determination Date Stock Price (the amount resulting from such calculation, the “Adjusted Exchange Ratio”). In the event that the Effective Time occurs prior to June 30, 2019, the threshold amount of $55,500,000 will be reduced by an amount equal to the product of $20,000 times the number of calendar days from the Effective Time through June 30, 2019.

2.7Adjustments to Heartland Common Stock. In the event Heartland changes (or establishes a record date for changing) the number of shares of Heartland Common Stock issued and outstanding prior to the Effective Date as a result of any stock split, recapitalization, reclassification, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding shares of Heartland Common Stock, or Heartland declares a stock dividend or extraordinary cash dividend, and the record date therefor will be prior to the Effective Date, the Exchange Ratio or the Adjusted Exchange Ratio, as the case may be, will be proportionately adjusted.

2.8Rights of Holders of BVBC Common Stock; Capital Stock of Heartland.

(a)At and after the Effective Time and until surrendered for exchange, each outstanding stock certificate which immediately prior to the Effective Time represented the BVBC Converted Common Shares will be deemed for all purposes to evidence the right to receive the Merger Consideration or the Adjusted Merger Consideration, as the case may be, for each BVBC Converted Common Share, and the record holder of such outstanding stock certificate will, after the Effective Time, be entitled to vote the shares of Heartland Common Stock into which such shares of BVBC Common Stock will have been converted on any matters on which the holders of record of Heartland Common Stock, as of any date subsequent to the Effective Time, will be entitled to vote. In any matters relating to such stock certificates, Heartland may rely conclusively upon the record of shareholders maintained by BVBC containing the names and addresses of the holders of record of BVBC Common Stock at the Effective Time.

(b)At and after the Effective Time, each share of Heartland Common Stock issued and outstanding immediately prior to the Effective Time will remain an issued and existing share of common stock of the Surviving Corporation and will not be affected by the Merger.

2.9Payment and Exchange of Certificates.

(a)Payment of Merger Consideration; Exchange of Certificates. Within 10 Business Days after the Closing, Heartland or a paying agent appointed by Heartland will cause to be distributed to each holder of BVBC Converted Common Shares a letter of transmittal or other appropriate materials to facilitate the surrender of certificates representing such shares in exchange for the Merger Consideration or the Adjusted Merger Consideration, as the case may be, for each BVBC Converted Common Share (a “Letter of Transmittal”). Within 10 Business Days after surrender to Heartland or to a paying agent appointed by Heartland of any certificate which prior to the Effective Date represented a share of BVBC Common Stock, Heartland or such paying agent will distribute to the Person in whose name such certificate is registered, the Merger Consideration or the Adjusted Merger Consideration, as the case may be, and, if applicable, cash in the amount of any Fractional Share Amount.

(b)Failure to Surrender Certificates. If outstanding certificates formerly representing BVBC Converted Common Shares are not surrendered prior to the date on which the Merger Consideration to which any holder of such shares is entitled as a result of the Merger would otherwise escheat to or become the property of any Governmental Entity, the unclaimed Merger Consideration will, to the extent permitted by abandoned property and any other applicable Law, become the property of Heartland (and to the extent not in Heartland’s possession will be paid over to Heartland), free and clear of any and all claims or interest of any Person. Notwithstanding the foregoing, neither Heartland nor any other Person will be liable to any holder of BVBC Converted Common Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or other similar Laws.

(c)Lost Certificates. In the event that any certificate representing BVBC Converted Common Shares will have been lost, stolen or destroyed, Heartland will issue and pay in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof in a form reasonably satisfactory to Heartland’s paying agent, the Merger Consideration for each BVBC Converted Common Share; provided, however, that Heartland or Heartland’s paying agent may, as a condition precedent to the issuance and payment of the Merger Consideration to which the holder of such certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Heartland, BVBC or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

(d)Dividends. Until outstanding certificates formerly representing BVBC Converted Common Shares are surrendered as provided in Section 2.9(a) and (c), no dividend or distribution payable to holders of record of shares of Heartland Common Stock will be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder, there will be paid to such holder the amount of any dividends or distributions (without interest) theretofore paid with respect to such whole shares of Heartland Common Stock, but not paid to such holder, and which dividends or distributions had a record date occurring on or subsequent to the Effective Time.

(e)Full Satisfaction. The Merger Consideration issued and paid upon the surrender for exchange of each BVBC Converted Common Share in accordance with the terms and conditions of this Agreement will be deemed to have been issued and paid in full satisfaction of all rights pertaining to such BVBC Converted Common Share.

2.10Dissenting Shares.

(a)Notwithstanding any provision of this Agreement to the contrary, any shares of BVBC Common Stock held by a Person (a “Dissenting Shareholder”) who has demanded and perfected a demand for appraisal of his, her or its shares of BVBC Common Stock in accordance with Section 17‑6712 of the KGCC, and, as of the Effective Time, has neither effectively withdrawn nor lost his, her or its right to such demand will not represent a right to receive Merger Consideration or the Adjusted Merger Consideration, as the case may be, for any share of BVBC Common Stock pursuant to Sections 2.3(a), 2.6 and 2.7, but in lieu thereof the holder thereof will be entitled to only such rights as are granted by the KGCC.

(b)Notwithstanding the provisions of Section 2.10(a), if any Dissenting Shareholder demanding payment of fair value of such Dissenting Shareholder’s shares of BVBC Common Stock (“Dissenting Shares”) under the KGCC will effectively withdraw or lose (through failure to perfect or otherwise) such Dissenting Shareholder’s rights and remedies granted by Section 17‑6712 of the KGCC, then, as of the Effective Time or the time of such withdrawal or loss, whichever occurs later, each Dissenting Share will automatically be converted into and represent only the right to receive the Merger Consideration as provided in Sections 2.3(a), 2.6 and 2.7 upon surrender of the certificate or certificates representing such Dissenting Shares.

(c)BVBC will give Heartland prompt notice of any written objection by a Dissenting Shareholder to the Merger or any demands by a Dissenting Shareholder for appraisal of his, her or its shares of BVBC Common Stock received by BVBC in accordance with Section 17‑6712 of the KGCC, and Heartland will have the right, at its expense, to direct in all negotiations and proceedings with respect to such demands. BVBC will not, except with the prior written consent of Heartland or as otherwise required by Law, make any payment with respect to, settle, or offer to settle, any such demands. Heartland will make any payments, settlement and offers of settlements to Dissenting Shareholders with respect to demands made pursuant to Section 17‑6712 of the KGCC.

2.11Payment of Closing Date Bank Stock Loan Indebtedness. On the Closing Date, Heartland or BVBC (in the event Heartland, at its option, provides BVBC with funds in the aggregate amount of the Closing Date Bank Stock Loan Indebtedness) will pay the aggregate amount of the Closing Date Bank Stock Loan Indebtedness to the holder thereof in accordance with the Payoff Letter.

2.12The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Heartland located at 1398 Central Avenue, Dubuque, Iowa, or at a location otherwise agreed upon by Heartland and BVBC. The Closing will take place as soon as practicable once the conditions in Article 7 have been satisfied or waived but in any event within 10 Business Days after the date on which all such conditions have been satisfied or waived, unless the parties otherwise agree (the “Closing Date”). The failure of the Closing will not ipso facto result in termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(a)Subject to the conditions set forth in this Agreement, on the Closing Date, BVBC will deliver to Heartland:
(i)the officers’ certificate of BVBC, dated the Closing Date, required by Section 7.3(c);

(ii)the secretary’s or assistant secretary’s certificate of BVBC, dated the Closing Date, required by Section 7.3(d);

(iii)a certificate of BVBC dated the Closing Date stating (A) the number of shares of BVBC Common Stock outstanding as of the Effective Time, (B) that there are no other shares of capital stock of BVBC or options, warrants, rights to acquire, or securities convertible into capital stock of BVBC outstanding as of the Closing Date, and (C) the number of the Dissenting Shares;

(iv)duly executed copies of all Required Consents;

(v)certificates representing all outstanding shares of BankBV Common Stock and certificates representing all of the outstanding stock or other equity interests of each of the BankBV Subsidiaries, which will be free of any Encumbrance;

(vi)the minute books, stock transfer records, corporate seal and other materials related to the corporate administration of all of the BVBC Entities;

(vii)releases of all Encumbrances on the Real Property and all buildings, fixtures, furniture and equipment located on the Real Property, other than Permitted Encumbrances;

(viii)certificates dated as of a date not earlier than the third Business Day prior to the Closing Date executed by appropriate officials of the State of Kansas as to the good standing of each of the BVBC Entities;

(ix)a Certificate of Tax Clearance from the Kansas Department of Revenue for each of the BVBC Entities;

(x)a duly executed FIRPTA statement for purposes of satisfying Heartland’s obligations under Section 1.1445-2(c) of the Treasury Regulations; and

(xi)such other certificates, documents and instruments that Heartland reasonably requests for the purpose of (A) evidencing the accuracy of the representations and warranties of BVBC, (B) evidencing the performance and compliance by BVBC with agreements contained in this Agreement, (C) evidencing the satisfaction of any condition referred to in Section 7.3 or (D) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

(b)Subject to the conditions set forth in this Agreement, on the Closing Date, Heartland will deliver to BVBC:
(i)the officer’s certificate of Heartland, dated the Closing Date, required by Section 7.2(c);

(ii)the secretary’s or assistant secretary’s certificate of Heartland, dated the Closing Date, required by Section 7.2(d);

(iii)certificates dated as of a date not earlier than the third Business Day prior to the Closing Date executed by appropriate officials of the State of Delaware and State of Kansas, respectively, as to the good standing of each of Heartland and M&JBank;

(iv)if Heartland elects not to pay the Closing Date Bank Stock Loan Indebtedness to the holder thereof in accordance with the Payoff Letter pursuant to Section 2.11, the aggregate amount of the Closing Date Bank Stock Loan Indebtedness; and

(v)such other certificates, documents and instruments that BVBC reasonably requests for the purpose of (A) evidencing the accuracy of the representations and warranties of Heartland, (B) evidencing the performance and compliance by Heartland with agreements contained in this Agreement, (C) evidencing the satisfaction of any condition referred to in Section 7.2 or (D) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

2.13Withholding. Heartland or its paying agent will be entitled to deduct and withhold from the Merger Consideration or the Adjusted Merger Consideration, as the case may be, otherwise payable pursuant to this Agreement, and from any other amounts otherwise payable pursuant to this Agreement, any amounts required to be withheld or deducted with respect to such consideration or payments under any applicable provisions of all Laws relating to Taxes (including the Code); provided, however, that, if any such amounts are withheld pursuant to this Section 2.13, Heartland or its paying agent, as applicable, shall notify BVBC of the amount of, and the reasons for, such withholding as soon as reasonably practicable after determining the need for such withholding. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.14Tax-Free Reorganization. The acquisition contemplated by this Agreement is intended to be a reorganization within the meaning of Section 368(a) of the Code and Treasury Regulations promulgated thereunder (and any comparable provision of state law) for federal and applicable state income tax purposes, and this Agreement is intended to be a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the Code. Each of Heartland and BVBC agrees to treat such acquisition as a reorganization within the meaning of Section 368(a) of the Code and agrees to treat this Agreement as a “plan of reorganization” within the meaning of the Treasury Regulations under Section 368 of the Code, unless and until there is a determination, within the meaning of Section 1313 of the Code, that such treatment is not correct.

2.15Additional Actions. If, at any time after the Effective Time, Heartland will consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper to: (a) vest, perfect or confirm, of record or otherwise, in Heartland its right, title or interest in or to or under any of the rights, privileges, powers, franchises, properties or assets of BVBC; or (b) otherwise carry out the purposes of this Agreement, Heartland and its proper officers and directors or their designees will be authorized to execute and deliver, in the name and on behalf of any of the BVBC Entities all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of any of the BVBC Entities, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm Heartland’s right, title or interest in or to or under any of the rights, privileges, powers, franchises, properties or assets of BVBC and otherwise to carry out the purposes of this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF HEARTLAND

Heartland hereby represents and warrants to BVBC as follows:
3.1Organization and Qualification.

(a)Heartland is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. Heartland is registered as a bank holding company under Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”). Heartland is the lawful record and beneficial owner of all of the issued and outstanding shares of M&JBank common stock, free and clear of any Encumbrance. Heartland is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership or property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have or would not be reasonably expected to have a Material Adverse Effect on Heartland.

(b)M&JBank is a corporation authorized to conduct business as a bank in the State of Kansas duly organized, validly existing and in good standing under the Laws thereof. M&JBank has the requisite corporate power and authority to carry on its business as now being conducted. M&JBank is an insured bank as defined in the Federal Deposit Insurance Act (the “FDIA”). The nature of the business of M&JBank does not require it to be, and it is not, qualified to do business in any jurisdiction other than the State of Kansas.

3.2Authority Relative to this Agreement; Non-Contravention.

(a)Heartland has the requisite corporate power and authority to enter into this Agreement and the Ancillary Documents (to which Heartland is a signatory), and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and such Ancillary Documents by Heartland and the consummation by Heartland of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Heartland. No other corporate proceedings on the part of Heartland are necessary to authorize the execution and delivery of this Agreement, the Ancillary Documents (to which Heartland is a party), or to consummate the Merger and the transactions contemplated by this Agreement. This Agreement and the Ancillary Documents (to which Heartland is a signatory) have been duly executed and delivered by Heartland and constitute valid and binding obligations of Heartland, enforceable in accordance with their terms, subject to the Remedies Exception. Heartland is not subject to, or obligated under, any provision of (a) its Charter or Bylaws, (b) any Contract, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in Section 3.2(b), any Law or Governmental Order, which would be breached or violated by its execution, delivery and performance of this Agreement and the Ancillary Documents (to which Heartland is a signatory) or the consummation by it of the transactions contemplated hereby. Heartland has caused the Board of Directors of M&JBank to approve the Bank Merger, and no other corporate proceedings on the part of Heartland or M&JBank are necessary to authorize the Bank Merger.

(b)No Consent of any Governmental Entity is necessary on the part of Heartland for the consummation by it of the transactions contemplated by this Agreement, except for the following: (i) any approvals or waivers from the Board of Governors of the Federal Reserve System (the “FRB”) for the Merger required under Bank Holding Company Act, any notices to and approvals from the Office of the State Bank Commissioner of Kansas (the “OSBCK”) required under Article 9‑1721 of the Kansas Banking Code (the “KBC”) and any notices to the Federal Deposit Insurance Corporation (the “FDIC”) (such notices, approvals or waivers being herein collectively referred to as the “Bank Regulatory Approvals”); (ii) any registrations or approvals required to issue Heartland Common Stock under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), under state securities or blue sky laws and the rules and regulations thereunder (“Blue Sky Laws”), and under the rules of the NASDAQ Stock Market, Inc. (“NASDAQ”); (iii) any filings with respect to the Merger under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”); (iv) any filings with the SEC, the OKSC or the MSD with respect to Consents relating to the change in control, or Heartland’s or M&JBank’s acquisition, of BVWAdvisors required under the Investment Advisers Act, the KUSA, the MSA or any other Law (any such Consents, the “RIA Regulatory Approvals”); and (v) the filings with respect to the Merger of the Delaware Certificate of Merger and the Kansas Certificate of Merger with the Secretary of State of Delaware and the Secretary of State of Kansas, respectively.

3.3Validity of Heartland Common Stock. The shares of Heartland Common Stock to be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and free and clear of any

Encumbrance. Such shares of Heartland Common Stock will be authorized for listing on the NASDAQ Global Select Market or other national securities exchange upon official notice of issuance. The shares of Heartland Common Stock to be issued pursuant to this Agreement will be free of any preemptive rights of the shareholders of Heartland or any other Person. The shares of Heartland Common Stock to be issued pursuant to this Agreement will not be subject to any restrictions on transfer arising under the Securities Act; provided, however, that any holders of such shares who become employees of Heartland or any of its Subsidiaries will be subject to Heartland’s insider trading policies (including the “black-out” periods relating to the trading of shares of Heartland Common Stock) to the extent such employees are covered by such insider trading policies.

3.4Capital Stock. The authorized capital stock of Heartland consists of 40,000,000 shares of Heartland Common Stock, and 200,000 shares of Preferred Stock, par value $1.00 per share, of which 16,000 shares have been designated Series A Junior Participating Preferred Stock (“Heartland Series A Preferred Stock”), 81,698 shares have been designated Series B Fixed Rate Cumulative Perpetual Preferred Stock (“Heartland Series B Preferred Stock”), 81,698 shares have been designated Senior Non-Cumulative Perpetual Preferred Stock, Series C (“Heartland Series C Preferred Stock”) and 3,000 shares have been designated Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series D (“Heartland Series D Preferred Stock”). As of September 30, 2018, (a) (i) 34,473,029 shares of Heartland Common Stock were issued and outstanding (and no shares of Heartland Common Stock were held as treasury shares), and (ii) 705,088 shares of Heartland Common Stock were reserved for issuance pursuant to Heartland’s stock incentive and employee stock purchase plans; and (b) no shares of Heartland Series A Preferred Stock were issued and outstanding; (c) no shares of Heartland Series B Preferred Stock were issued and outstanding; (d) no shares of Heartland Series C Preferred Stock were issued and outstanding; and (e) no shares of Heartland Series D Preferred Stock were issued and outstanding.

3.5Exchange Act Reports.

(a)Prior to the execution of this Agreement, Heartland has made available to BVBC complete and accurate copies of (i) Heartland’s Annual Reports on Form 10‑K for the years ended December 31, 2015, 2016 and 2017, as amended (the “Heartland 10‑K Reports”), as filed under the Exchange Act with the Securities and Exchange Commission (the “SEC”), (ii) all Heartland proxy statements and annual reports to stockholders used in connection with meetings of Heartland shareholders held since January 1, 2015, and (iii) Heartland’s Quarterly Report on Form 10‑Q for the quarter ended September 30, 2018 (the “Heartland 10‑Q Report”), as filed under the Exchange Act with the SEC. As of their respective dates, such documents, together with all other material reports and statements (and any amendments required to be made with respect thereto) that Heartland was required to file with the SEC pursuant to the Exchange Act after the date of filing of the Heartland 10‑Q Report, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied as to form in all material respects with the applicable Laws of the SEC. Since January 1, 2015, Heartland has filed all reports that it was required to file with the SEC pursuant to the Exchange Act.

(b)Heartland’s financial statements (including any footnotes thereto) contained in the Heartland 10‑K Reports and the Heartland 10‑Q Report were prepared in accordance with GAAP (except that the financial statements set forth in the Heartland 10‑Q Report may not contain all notes required by GAAP and are subject to year-end adjustments, none of which is material) and fairly present the consolidated financial position of Heartland and its Subsidiaries as of the dates thereof and the consolidated results of operations, changes in shareholders’ equity and cash flows for the periods then ended.

3.6No Material Adverse Changes. Since September 30, 2018, and except as otherwise disclosed in reports filed with the SEC on or prior to the date hereof, there has been no material adverse change in, and no event, occurrence or development in the business of Heartland or its Subsidiaries that, taken individually or as a whole, has had or would reasonably be expected to have a Material Adverse Effect on Heartland or its Subsidiaries or on the consummation of the transactions contemplated hereby. As of the date hereof, except with respect to the transactions contemplated hereby, and except as otherwise disclosed in reports filed with the SEC on or prior to the date hereof, since September 30, 2018, Heartland and its Subsidiaries have conducted their businesses only in the Ordinary Course of Business.

3.7Reports and Filings; Compliance with Laws.

(a)Since January 1, 2015, each of Heartland and its Subsidiaries has filed each report or other filing it was required to file with any Bank Regulator or other Governmental Entity having jurisdiction over it (together with all exhibits thereto, the “Heartland Regulatory Reports”), except for such reports and filings which the failure to so file would not have a Material Adverse Effect on Heartland or on the consummation of the transactions contemplated hereby. As of their respective dates or as subsequently amended prior to the date hereof, each Heartland Regulatory Report was true and correct in all material respects and complied in all material respects with applicable Laws.

(b)Heartland and its Subsidiaries are, and at all times since January 1, 2018 have been, in compliance in all material respects with all Laws, Governmental Orders or Governmental Authorizations.

(c)Since January 1, 2015, each of Heartland and its Subsidiaries has held all material Governmental Authorizations required for the conduct of its business.

(d)Heartland is not a party to or is subject to any Governmental Order, written agreement or memorandum of understanding with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Bank Regulator, nor has Heartland adopted any policies, procedures or board resolutions at the request of, any Bank Regulator that would reasonably be expected to impair the ability of Heartland to obtain the Bank Regulatory Approvals.

(e)No Governmental Entity currently has pending any proceeding or enforcement action against Heartland or any of its Subsidiaries.

3.8Community Reinvestment Act. Each Subsidiary of Heartland that is a bank had a rating of “satisfactory” or better as of its most recent CRA examination, and neither Heartland nor any such Subsidiary has been advised of, or has reason to believe that any facts or circumstances exist that would reasonably be expected to cause any such Subsidiary to be deemed not to be in satisfactory compliance in any respect with the CRA or to be assigned a rating for CRA purposes by any Governmental Entity charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits (collectively, “Bank Regulators”) of lower than “satisfactory.”

3.9Regulatory Approvals. As of the date hereof, to the knowledge of Heartland’s executive officers, there are no facts or circumstances relating to Heartland that would materially impede or delay receipt of any of the Bank Regulatory Approvals or the RIA Regulatory Approvals or that would likely result in the Bank Regulatory Approvals or the RIA Regulatory Approvals not being obtained. Heartland is not subject to any Governmental Order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory agreement letter from, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity that would likely impair the ability of Heartland to obtain the Bank Regulatory Approvals or the RIA Approvals in a timely fashion.

3.10Certain Tax Matters. Neither Heartland nor any Affiliate has taken or agreed to take any action, failed to take any action, or knows of any circumstances that would prevent the acquisition contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes.

3.11Litigation. There is no Litigation pending against, or, to the knowledge of Heartland’s executive officers, threatened against Heartland or its Subsidiaries, before or by any Governmental Entity, that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement. To the knowledge of Heartland’s executive officers, there are no facts that would reasonably be expected to give rise to Litigation against Heartland or any of its Subsidiaries that would have or would reasonably be expected to have a Material Adverse Effect on Heartland or its Subsidiaries, taken as a whole.

3.12Internal Controls. Heartland and each of its Subsidiaries maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including reasonable assurance (a) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (b) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that would have a material effect on the financial statements of Heartland or such Subsidiary.

3.13NASDAQ. Heartland is in compliance in all material respects with the applicable listing rules and corporate governance rules and regulations of NASDAQ.

3.14No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY HEARTLAND IN THIS ARTICLE 3, NEITHER HEARTLAND NOR ANY OTHER PERSON

MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO LIABILITIES, CONDITIONS (FINANCIAL OR OTHERWISE) OR PROSPECTS, AND HEARTLAND HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES. IN PARTICULAR, WITHOUT LIMITING THE FOREGOING DISCLAIMER, NEITHER HEARTLAND NOR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY TO BVBC OR ANY OF ITS AFFILLIATES OR REPRESENTATIVES WITH RESPECT TO (i) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR PROSPECTIVE INFORMTAION RELATING TO HEARTLAND, ANY OF ITS SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES, OR (ii) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY HEARTLAND IN THIS ARTICLE 3, ANY ORAL OR WRITTEN INFORMATION PRESENTED TO BVBC OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN THE COURSE OF THEIR DUE DILIGENCE INVESTIGATION OF HEARTLAND BY BVBC, THE NEGOTIATION OF THIS AGREEMENT OR IN THE COURSE OF THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BVBC

BVBC hereby represents and warrants to Heartland that, except as described in the Disclosure Schedules:
4.1Organization and Qualification.

(a)BVBC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Kansas, and has the requisite corporate power and authority to carry on its business as now conducted. BVBC is a bank holding company registered under Bank Holding Company Act. BVBC is, and as of the Closing Date will be, the lawful record and beneficial owner of all of the issued and outstanding BankBV Common Stock, free and clear of any Encumbrance. Other than BankBV and the Statutory Trusts, BVBC has no Subsidiaries. The copies of the Charter and Bylaws of BVBC, which have been made available to Heartland prior to the date of this Agreement, are correct and complete and reflect all amendments made thereto. BVBC is not in violation of any provisions of its Charter and Bylaws.

(b)BankBV is a Kansas corporation authorized to conduct business as a bank in Kansas duly organized, validly existing and in good standing under the Laws of the State of Kansas. BankBV has the requisite corporate power and authority (including all material Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. BankBV is an insured bank as defined in the FDIA. Other than the BankBV Subsidiaries, BankBV has no Subsidiaries. The nature of the business of BankBV does not require it to be, and it is not, qualified to do business in any jurisdiction other than the States of Kansas and Missouri. The copies of the Charter and Bylaws of BankBV, which have been made available to Heartland prior to the date of this Agreement, are correct and complete and reflect all amendments made thereto. BankBV is not in violation of any provisions of its Charter and Bylaws.

(c)The Statutory Trusts are duly organized, validly existing under the Delaware Statutory Trust Act and the Laws of the State of Delaware. BVBC is the lawful record and beneficial owner of all of the Statutory Trust Securities that are common securities. The copies of the Statutory Declarations of Trust which have been made available to Heartland prior to the date of this Agreement are correct and complete and reflect all amendments made thereto. The Statutory Trusts are not in violation of any provisions of the Statutory Declarations of Trust.

(d)Blue Valley Building Corp. (“BVBuilding”) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Kansas. BVBuilding has the requisite corporate power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business activities now conducted by it. The nature of the business of BVBuilding does not require it to be and it is not qualified to do business in any jurisdiction other than the State of Kansas. The copies of the Charter and Bylaws of BVBuilding which have been made available to Heartland prior to the date of this Agreement are correct and complete and reflect all amendments made thereto. BVBuilding is not in violation of any provisions of its Charter or Bylaws.

(e)Blue Valley Wealth Advisors, Inc. (“BVWAdvisors”) is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas. BVWAdvisors has the requisite corporate power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business activities now conducted by it. The nature of the business of BVWAdvisors does not require it to be and it is not qualified to do business in any jurisdiction other than the States of Kansas and Missouri. The copies of the Charter and Bylaws of BVWAdvisors which have been made available to Heartland prior to the date of this Agreement are correct and complete and reflect all amendments made thereto. BVWAdvisors is not in violation of any provisions of its Charter or Bylaws.

(f)Blue Valley Investment Corp. (“BVInvestment”) is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas. BVInvestment has the requisite corporate power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business activities now conducted by it. The nature of the business of BVInvestment does not require it to be and it is not qualified to do business in any jurisdiction other than the State of Kansas. The copies of the Charter and Bylaws of BVInvestment which have been made available to Heartland prior to the date of this Agreement are correct and complete and reflect all amendments made thereto. BVInvestment is not in violation of any provisions of its Charter or Bylaws.

(g)BBV Accommodations, LLC (“BBVAccommodations”) is a limited liability company (an “LLC”) duly organized, validly existing and in good standing under the laws of the State of Kansas. BBVAccommodations has the requisite power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business activities now conducted by it. The nature of the business of BBVAccommodations does not require it to be and it is not qualified to do business in any jurisdiction other than the State of Kansas. The copy of the Charter of BBVAccommodations that has been made available to Heartland prior to the date of this Agreement is correct and complete and reflects all amendments made thereto. BBVAccommodations is not in violation of any provisions of its Charter.

(h)Grounded Properties, LLC (“GP”) is an LLC duly organized, validly existing and in good standing under the laws of the State of Kansas. GP has the requisite power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business activities now conducted by it. The nature of the business of GP does not require it to be and it is not qualified to do business in any jurisdiction other than the State of Kansas. The copy of the Charter of GP that has been made available to Heartland prior to the date of this Agreement is correct and complete and reflects all amendments made thereto. GP is not in violation of any provisions of its Charter.

(i)Real Estate Holdings, LLC (“REH”) is an LLC duly organized, validly existing and in good standing under the Laws of the State of Kansas. REH has the requisite power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business activities now conducted by it. The nature of the business of REH does not require it to be and it is not qualified to do business in any jurisdiction other than the State of Kansas. The copy of the Charter of REH that has been made available to Heartland prior to the date of this Agreement is correct and complete and reflects all amendments made thereto. REH is not in violation of any provisions of its Charter.

(j)Blue Valley Insurance Services, Inc., a wholly owned Subsidiary of BVBC (“BVInsurance”), is an inactive Kansas corporation that has no assets or Liabilities.

4.2Authority Relative to this Agreement; Non-Contravention.

(a)BVBC has the requisite corporate power and authority to enter into this Agreement and the Ancillary Documents (to which BVBC is a signatory), and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and such Ancillary Documents by BVBC and the consummation by BVBC of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of BVBC. Other than the approval of the Merger by holders as of the record date for the BVBC Shareholder Meeting of (i) at least a majority of the number of issued and outstanding shares of BVBC Common Stock and (ii) at least a majority of the number of issued and outstanding shares of BVBC Series B Preferred Stock (with such holders of shares of BVBC Common Stock and BVBC Series B Preferred Stock voting separately as a class) (such separate votes of such holders, the “Required BVBC Shareholder Vote”), no other corporate proceedings on the part of BVBC are necessary to authorize the execution and delivery of this Agreement, or the Ancillary Documents (to which BVBC is a signatory), or to consummate the Merger or any other transactions contemplated hereby or thereby. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the KGCC or any applicable provisions of the takeover Laws of Kansas or any other state (and any comparable provisions of the BVBC Charter or Bylaws), apply or will apply to this Agreement or the Merger. BVBC has caused the Board of Directors of BankBV to approve the Bank Merger, and BVBC has approved the Bank Merger as the sole shareholder of BankBV. No other corporate proceedings on the part of BVBC or BankBV are necessary to authorize the Bank Merger.

(b)This Agreement and the Ancillary Documents (to which BVBC is a signatory) have been duly executed and delivered by BVBC and constitute valid and binding obligations of BVBC, enforceable in accordance with their terms, subject to the Remedies Exception. None of the BVBC Entities is subject to, or obligated under, any provision of (i) its Charter, Bylaws or other governing documents, (ii) any Contract, (iii) any license, franchise or permit or (iv) subject to obtaining the approvals referred to in Section 4.2(c), any Law or Governmental Order, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement and the Ancillary Documents (to which such BVBC Entity is a signatory), or the consummation of the transactions contemplated hereby and thereby.

(c)Other than the Bank Regulatory Approvals and the filing of the Kansas Certificate of Merger with the Secretary of State of Kansas, no Governmental Authorization is necessary on the part of any of the BVBC Entities for the consummation by BVBC of the transactions contemplated by this Agreement and the Ancillary Documents (to which BVBC is a party).

4.3Capitalization.

(a)The authorized capital stock of BVBC consists of 15,000,000 shares of BVBC Common Stock, par value $1.00 per share and 15,000,000 shares of Preferred Stock, par value $1.00 per share (“BVBC Preferred Stock”). Of the authorized shares of BVBC Common Stock, 5,851,027 shares are issued and outstanding (including 85,000 shares of BVBC Unvested Restricted Stock) with no shares of BVBC Common Stock held as treasury shares. Of the authorized shares of BVBC Preferred Stock, 21,750 shares have been designated Series A Fixed Rate Cumulative Preferred Stock (the “BVBC Series A Preferred Stock”), and 1,000,000 shares have been designated Series B Convertible Preferred Stock (the “BVBC Series B Preferred Stock”). Of the authorized shares of Class A Preferred Stock, no shares are issued and outstanding, and, of the authorized shares of Class B Preferred stock, 471,979 shares are issued and outstanding.

(b)The authorized capital stock of BankBV consists of 500,000 shares of Common Stock, $5.00 par value per share (“BankBV Common Stock”), 258,000 shares of BankBV Common Stock are issued and outstanding (with no shares of BankBV Common Stock held as treasury shares). The authorized capital stock of BVBuilding consists of 1,000,000 shares of Common Stock, par value $10.00 per share (“BVBuilding Common Stock”), and 1,000 shares of BVBuilding Common Stock are issued and outstanding (with no shares of BVBuilding Common Stock held as treasury shares). The authorized capital stock of BVWAdvisors consists of 1,000 shares of Common Stock, par value $0.01 per share (“BVWAdvisors Common Stock”), and 1,000 shares of BVWAdvisors Common Stock are issued and outstanding (with no shares of BVWAdvisors Common Stock held as treasury shares). The authorized capital stock of BVInvestment consists of 50,000 shares of Common Stock, par value $1.00 per share (“BVInvestment Common Stock”), and 1,000 shares of BVInvestment Common Stock are issued and outstanding (with no shares of BVInvestment Common Stock held as Treasury Shares).

(c)Schedule 4.3(c) sets forth (i) the kind and number of authorized Membership Interests of each of BBVAccommodations, BP and REH, and (ii) the kind and number of Membership Interests held by BankBV in each of BBVAccommodations, BP and REH.

(d)The issued and outstanding shares of BVBC Common Stock, BankBV Common Stock, BVBuilding Common Stock, BVWAdvisors Common Stock, BVInvestment Common Stock and the issued and outstanding Membership Interests of the BBVAccommodations, GP and REH are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights.

(e)Other than the right of holders of shares of BVBC Series B Preferred Stock to convert such shares into shares of BVBC Common Stock, there are no options, warrants, conversion privileges or other rights or Contracts obligating any of the BVBC Entities to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock, nor are there any stock appreciation, phantom or similar rights outstanding based upon the book value or any other attribute of any of capital stock of any of the BVBC Entities, or the earnings or other attributes of any of the BVBC Entities. Pursuant to the Charter of BVBC, each share of BVBC Series B Preferred Stock is convertible into one share of BVBC Common Stock (i) at the option of the holder of such share of BVBC Series B Preferred Stock or (ii) upon the written request of BVBC.

4.4Ownership of BVBC Common Stock and BVBC Preferred Stock. Schedule 4.4 sets forth, for all of the issued and outstanding shares of BVBC Common Stock and BVBC Series B Preferred Stock, (a) the name of the holder of such shares, (b) the number of shares of BVBC Common Stock and BVBC Series B Preferred Stock owned by each such holder, and (c) the domicile address of each such holder. Except for the Shareholder Voting Agreement, there are no shareholder agreements, voting agreements, proxies, voting trusts or other Contracts with or among one or more of such holders with respect to the voting, disposition or other incidents of ownership of any shares of BVBC Common Stock or BVBC Series B Preferred Stock, including any agreement that provides for preemptive rights or imposes any limitation or restriction on BVBC Common Stock or BVBC Series B Preferred Stock (including any restriction on the right of a holder of shares of BVBC Common Stock or BVBC Series B Preferred Stock to vote, sell or otherwise dispose of any of such shares).

4.5Financial Statements.

(a)Prior to the execution of this Agreement, BVBC has made available to Heartland copies of its audited consolidated balance sheets as of December 31, 2015, 2016, and 2017 and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended (collectively, together with any notes thereto, the “BVBC Annual Financial Statements”). BVBC has made available to Heartland copies of its unaudited consolidated balance sheets as of September 30, 2017 and 2018, and the related statements of operations for the nine-month periods then ended. The consolidated balance sheet of BVBC as of September 30, 2018 is herein referred to as the “Latest BVBC Balance Sheet,” and the related statement of income for the nine-month period then ended are herein referred to as the “Related BVBC Statements.” The BVBC Annual Financial Statements, the Latest BVBC Balance Sheet and the Related BVBC Statements are collectively referred to as the “BVBC Financial Statements.” The BVBC Financial Statements are based upon the books and records of BVBC, and have been prepared in accordance with GAAP (except that the Latest BVBC Balance Sheet and the Related BVBC Statements may not contain all notes required by GAAP and are subject to year-end adjustments, as reflected in the unaudited consolidated financial statements set forth on Schedule 4.5(a)). The BVBC Financial Statements fairly present the consolidated financial position of BVBC as of the dates thereof and the consolidated results of operations for the periods then ended.

(b)Prior to the execution of this Agreement, BVBC has made available to Heartland copies of the unaudited balance sheets of BankBV as of December 31, 2015, 2016 and 2017 and the related statements of operations for the years then ended (collectively, together with any notes thereto, the “BankBV Annual Financial Statements”). BVBC has made available to Heartland copies of the balance sheet of BankBV as of September 30, 2018 and the related statement of operations for the nine-month period then ended. The balance sheet of BankBV as of September 30, 2018 is herein referred to as the “Latest BankBV Balance Sheet,” and the related statements of operations for the nine-month period then ended are herein referred to as the “Related BankBV Statements.” The BankBV Annual Financial Statements, the Latest BankBV Balance Sheet and the Related BankBV Statements are collectively referred to herein as the “BankBV Financial Statements.” The BankBV Financial Statements have been prepared in accordance with GAAP (except that the Latest BankBV Balance Sheet and the Related BankBV Statements may not contain all notes required by GAAP and are subject to year-end adjustments, none of which is material). The BankBV Financial Statements fairly present the financial position of BankBV as of the dates thereof and the results of operations for the periods then ended.

(c)The Latest BVBC Balance Sheet and the Latest BankBV Balance Sheet are collectively referred to as the “Latest Balance Sheets,” and the Related BVBC Statements and the Related BankBV Statements are collectively referred to as the “Related Financial Statements.”

4.6Absence of Undisclosed Liabilities. None of the BVBC Entities has any Liability and, to the Knowledge of BVBC, there is no basis for any present or future Litigation, charge, complaint or demand against any of the BVBC Entities, giving rise to any Liability, except (a) as reflected or expressly reserved against in the Latest Balance Sheets, (b) a Liability that has arisen after the date of the Latest Balance Sheets in the Ordinary Course of Business (none of which is a material uninsured Liability for breach of Contract, breach of warranty, tort, infringement, Litigation or violation of Governmental Order,

Governmental Authorization or Law), or (c) obligations under any Contract listed on a Schedule or under a Contract not required to be listed on a Schedule.

4.7Loans; Substandard Loans; OREO; Commitments to Extend Credit.

(a)The documentation relating to each loan made by any BVBC Entity and relating to all security interests, mortgages and other liens with respect to all collateral for each such loan are adequate for the enforcement of the material terms of each such loan and of the related security interests, mortgages and other liens. The terms of each such loan and of the related security interests, mortgages and other liens comply in all material respects with all applicable Laws (including Laws relating to the extension of credit).

(b)There are no loans, leases, other extensions of credit or commitments to extend credit of any BVBC Entity that has been or, to the Knowledge of BVBC, should have been classified as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification. BVBC has disclosed all of the “substandard,” “doubtful,” “loss,” “special mention,” “nonperforming” or “problem” loans of each of the BVBC Entities on the “watch list” of each such BVBC Entity, a copy of which is attached as Schedule 4.7(b). No borrower with respect to a loan of any BVBC Entity in excess of $25,000 has: (i) filed, or consented by answer or otherwise to the filing against it of, a petition for relief, reorganization or arrangement, or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency Law; (ii) made an assignment for the benefit of its creditors; (iii) consented to the appointment of a custodian, receiver, trustee, liquidator or other Person with similar power over such borrower or any substantial part of such borrower’s property; (iv) been adjudicated insolvent; or (v) taken any action for the purpose of authorizing any of the foregoing.

(c)None of the BVBC Entities has any outstanding loans or assets classified as “Other Real Estate Owned” (“OREO”). Schedule 4.7(c) contains a description of each property classified by any BVBC Entity as OREO. Prior to the execution of this Agreement, BVBC has delivered the latest appraisal of each property classified as OREO obtained by any BVBC Entity. The value of any property classified by any BVBC Entity as OREO and reflected on the Latest Balance Sheet was determined on a “fair value less cost to sell” basis. None of the BVBC Entities has entered into any Contract obligating it pay for expenses with respect to improvements on, or the development of, any OREO.

(d)None of the BVBC Entities has at any time purchased or sold any loans, advances or any participations therein. None of the BVBC Entities has at any time sold any of its assets with recourse of any kind to such BVBC Entity, nor entered into any Contract providing for the sale or servicing of any loan or other asset that constitutes a “recourse arrangement” under any applicable regulation or policy promulgated by a Governmental Entity. None of the BVBC Entities has received any request to repurchase any loan, advance or participation therein or other asset sold to a third party, nor has any of the BVBC Entities been advised by any third-party purchaser of any loan, advance or participation therein or any other asset that such purchaser intends to request that such BVBC Entity repurchase such loan, advance or participation therein or other asset.

(e)There are no Contracts in the form of commitment letters binding upon any BVBC Entity to extend credit, in the amount per “one borrower” (as combined and aggregated as set forth in 12 C.F.R. §32.5), of $500,000 or more.

4.8Allowance for Loan and Lease Losses. The allowance for loan and lease losses (“ALLL”) is, and will be as of the Effective Time, in compliance in all material respects with the existing methodology of the BVBC Entities for determining the adequacy of the ALLL, as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board, and is and will be adequate in all material respects under all standards. None of the BVBC Entities has been notified by any Governmental Entity or independent auditor of such BVBC Entity, in writing or otherwise, that: (a) such allowances are inadequate; (b) the practices and policies of the BVBC Entities in establishing such allowances and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements; or (c) such allowances are inconsistent with the historical loss experience of the BVBC Entities.

4.9Deposits. All of the deposits held by BankBV (including the records and documentation pertaining to such deposits) have been established and are held in compliance, in all material respects, with all (a) applicable policies, practices and procedures of BankBV, and (b) applicable Law, including anti-money laundering, anti-terrorism or embargoed Persons requirements. No deposit of BankBV is a Brokered Deposit (as defined in 12 C.F.R. §337.6(a)(2)) or is subject to any Encumbrance, legal restraint or other legal process (other than garnishments, pledges, set-off rights, escrow limitations and similar actions taken in the Ordinary Course of Business). All of the deposit accounts of BankBV are insured up to the applicable limits (or fully insured if there is no limit) through the Deposit Insurance Fund as administered by the FDIC to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid for such insurance have been paid when due. No legal action or proceeding for the termination or revocation of such insurance is pending, or, to the Knowledge of BVBC, has any such termination or revocation been threatened.

4.10Reports and Filings. Since January 1, 2015, each of the BVBC Entities has filed each report or other filing that it was required to file with any federal or state Bank Regulator or other Governmental Entity having jurisdiction over it, including the FRB, the FDIC, the OSKBC, the SEC, the OKSC and the MSD (together with all exhibits thereto, the “BVBC Regulatory Reports”), except for such reports and filings which the failure to so file would not have a Material Adverse Effect on any of the BVBC Entities or on the consummation of the transactions contemplated hereby. BVBC has provided or made available to Heartland copies of all of BVBC Regulatory Reports that it may provide consistent with applicable Law. As of their respective dates or as subsequently amended prior to the date hereof, each of BVBC Regulatory Reports was true and correct in all material respects and complied in all material respects with applicable Laws.

4.11Ownership of Equity Interests in Certain BVBC Entities; Off Balance Sheet Arrangements.

(a)BVBC owns (i) all of the issued and outstanding shares of BankBV Common Stock and the Statutory Trust Securities that are common securities, free and clear of any Encumbrances, and (ii) all of the issued and outstanding securities of BVInsurance, free and clear of any Encumbrances. BankBV owns all of the issued and outstanding shares of BVBuilding Common Stock, BVWAdvisors Common Stock and BVInvestment Common Stock and the issued and outstanding Membership Interests of BBVAccommodations, GP and REH, in each case, free and clear of any Encumbrances. None of the BVBC Entities owns any stock, Membership Interests, partnership interests or any other equity securities issued by any other Person, except securities owned by any of the BVBC Entities in its investment portfolio in the Ordinary Course of Business.

(b)None of the BVBC Entities is a party to or member or partner of, or has any Contract to become a party to or member or partner of, any joint venture, off balance sheet LLC, off balance sheet partnership or any similar off balance sheet entity, including any structured finance, special purpose or limited purpose entity or Person, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S‑K under the Securities Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or of any material Liabilities of, any of the BVBC Entities.

4.12Books and Records.

(a)The books of account of each of the BVBC Entities are complete and correct in all material respects and have been maintained in accordance with sound business practices. Each transaction is properly and accurately recorded on the books and records of each of the BVBC Entities, and each document upon which entries in books and records of each of the BVBC Entities are based is complete and accurate in all material respects.

(b)Each of the BVBC Entities maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including reasonable assurance (A) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, and (B) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could result in a material restatement of the financial statements of such BVBC Entity.

(c)Since January 1, 2015, (A) none of the BVBC Entities nor, to the Knowledge of BVBC, any director, officer, manager, employee, auditor, accountant or representative of any of the BVBC Entities, has received notice (written or oral) or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the BVBC Entities or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that either BVBC or BankBV has engaged in questionable accounting or auditing practices, and (B) no attorney representing any of the BVBC Entities, whether or not employed by such BVBC Entity, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by any of the BVBC Entities or its respective officers, directors, members, employees or agents to the Board of Directors of any of the BVBC Entities or other any committee thereof or, to the Knowledge of BVBC, to any officer or director of any of the BVBC Entities.

(d)The minute books and stock or equity records of each of the BVBC Entities, all of which have been made available to Heartland, are correct in all material respects. The minute books of each of the BVBC Entities contain accurate records of all meetings held and actions taken by the holders of stock or other equity interests, the Boards of Directors and committees of the Boards of Directors of each of the BVBC Entities (except to the extent minutes have not yet been approved or finalized by such Boards of Directors or committees), and no meeting of any such holders, Boards of Directors or committees has been held for which minutes are not contained in such minute books (except to the extent such minutes have not been approved or finalized by such Boards of Directors or other or committees). At the Closing, all such books and records will be in the possession of BVBC.

4.13No Material Adverse Changes. Since the date of the Latest Balance Sheets, there has been no material adverse change in, and no event, occurrence or development in the business of any of the BVBC Entities that, taken individually or as a whole and together with any other events, occurrences and developments with respect to such business, has had, or would reasonably be expected to have, a Material Adverse Effect on the BVBC Entities or materially adversely affect the consummation of the transactions contemplated hereby. Except with respect to the transactions contemplated hereby, since the date of the Latest Balance Sheets, each of the BVBC Entities has conducted its business only in the Ordinary Course of Business.

4.14Absence of Certain Developments. Except as contemplated by this Agreement or as set forth in the Latest Balance Sheets or the Related Statements, since September 30, 2018, none of the BVBC Entities has:

(a)issued or sold any of its equity securities, membership units, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities or membership units, or any bonds or other securities, except deposit and other bank obligations and investment securities in the Ordinary Course of Business;

(b)redeemed, purchased, acquired or offered to acquire, directly or indirectly, any shares of its capital stock, membership units or other securities;

(c)split, combined or reclassified any of its outstanding shares of capital stock or declared, set aside or paid any dividends or other distribution payable in cash, property or otherwise with respect to any shares of capital stock or other securities of any BVBC Entity;

(d)incurred any Liability, whether due or to become due, other than in the Ordinary Course of Business and, in the case of BankBV, consistent with safe and sound banking practices;

(e)discharged or satisfied any Encumbrance or paid any Liability other than in the Ordinary Course of Business and, in the case of BankBV, consistent safe and sound banking practices;

(f)mortgaged or subjected to Encumbrance any of its property, business or assets, tangible or intangible except (i) for Permitted Encumbrances, and (ii) for pledges of assets to secure public funds deposits;

(g)sold, transferred or otherwise disposed of any of its assets or canceled any material Indebtedness or claims or waived any rights of material value, other than in the Ordinary Course of Business and consistent with safe and sound banking practices;

(h)suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

(i)made or granted any bonus or any wage, salary or compensation increase or severance or termination payment to, or promoted, any director, officer, employee, group of employees or consultant, entered into any employment contract or hired any employee, in each case, other than in the Ordinary Course of Business;

(j)made or granted any increase in the benefits payable under any employee benefit plan or arrangement, amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, except (x) as required by Law or (y) in the Ordinary Course of Business;

(k)made any single or group of related capital expenditures or commitments therefor in excess of $50,000 or entered into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $25,000 for any individual lease or involves more than $50,000 for any group of related leases in the aggregate;

(l)acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, limited liability company, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to either BVBC or BankBV;

(m)taken any other action or entered into any other transaction other than in the Ordinary Course of Business;

(n)made any change in its accounting methods or practices, other than changes required by Law made in accordance with GAAP or regulatory accounting principles generally applicable to BankBV;

(o)made, modified or revoked any material election with respect to Taxes or consented to any waiver or extension of time to assess or collect any Taxes;

(p)reversed any amount of its previously established ALLL;

(q)sold any securities in its investment portfolio; or

(r)agreed to do any of the foregoing.

4.15Properties.

(a)Other than real properties classified as OREO, the real properties owned by, or demised by leases to, any BVBC Entity are listed on Schedule 4.15(a), and constitute all of the real property owned, leased (whether or not occupied and including any leases assigned or leased premises sublet for which any BVBC Entity remains liable), owned, used or occupied by any BVBC Entity.

(b)Each BVBC Entity owns good and marketable title to each parcel of real property identified on Schedule 4.15(a) as being owned by it (the “Owned Real Property”), fee and clear of any Encumbrances except for Permitted Encumbrances.

(c)The leases of real property listed on Schedule 4.15(c) as being leased by any BVBC Entity (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property,” and the Real Property occupied by any BVBC Entity in the conduct of its business is hereinafter referred to as the “Operating Real Property”) are in full force and effect, and such BVBC Entity holds a valid and existing leasehold interest under each of the leases for the term listed on Schedule 4.15(c). The lease for the Leased Real Property is in full force and effect, and BVBC or BankBV holds a valid and existing leasehold interest under each lease for the term listed on Schedule 4.15(a). The Leased Real Property is subject to no Encumbrances or interests that would entitle the owner thereof to interfere with or disturb use or enjoyment of the Leased Real Property or the exercise by the applicable BVBC Entity of its rights under such lease so long as such BVBC Entity is not in default under such lease.

(d)Each parcel of Operating Real Property has access sufficient for the conduct of the business as conducted by the applicable BVBC Entity on such parcel of Operating Real Property to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas, telephone, fiber optic, cable television, and other utilities used in the operation of the business at that location. The zoning for each parcel of Operating Real Property permits the existing improvements and the continuation of the business being conducted thereon as a conforming use. None of the BVBC Entities is in violation of any applicable zoning ordinance or other Law relating to the Owned Real Property or, to the Knowledge of BVBC, the Leased Real Property. None of the BVBC Entities has received any written notice of any such violation or the existence of any condemnation or other proceeding with respect to any of the Operating Real Property. The buildings and other improvements are located within the boundary lines of each parcel of Operating Real Property, and do not encroach over applicable setback lines. There are no improvements contemplated to be made by any Governmental Entity, the costs of which are to be assessed as assessments, special assessments, special Taxes or charges against any of the Owned Real Property or, to the Knowledge of BVBC, any of the Leased Real Property.

(e)Each of the BVBC Entities has good and marketable title to, or a valid leasehold interest in, the buildings, machinery, equipment and other tangible assets and properties used by it, located on its premises or shown in the Latest Balance Sheets, free and clear of all Encumbrances except for Permitted Encumbrances and properties and assets disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheets.

(f)All of the buildings, fixtures, furniture and equipment necessary for the conduct of the businesses of the BVBC Entities are in adequate condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business. Each of the BVBC Entities owns, or leases under valid leases, all buildings, fixtures, furniture, personal property, land improvements and equipment necessary for the conduct of its business as it is presently being conducted.

(g)Each of the BVBC Entities has a title policy conforming to an ALTA Form 2006 Owners’ Policy of Insurance issued by a reputable title insurer insuring marketable fee title with respect to each parcel of Owned Real Property in such BVBC Entity, as the case may be. The copies of such title insurance policies that have been made available to Heartland prior to the date of this Agreement are correct and complete in all material respects and reflect all amendments thereto.

4.16Intellectual Property.

(a)Each of the BVBC Entities owns or possesses valid and binding licenses and other rights to use all Intellectual Property that is listed and described in Schedule 4.16 (other than commercially available “shrink wrap” or “click wrap” licenses), and none of the BVBC Entities has received any notice of conflict or allegation of invalidity with respect thereto that asserts the right of others. Each of the BVBC Entities owns or has a valid right to use the Intellectual Property, free and clear of all Encumbrances (except any restrictions set forth in Contracts relating to any licensed Intellectual Property), and has performed all of the material obligations required to be performed by it and is not in default under any Contract relating to any of the foregoing. To the Knowledge of BVBC, such Intellectual Property is valid and enforceable.

(b)(i) Each of the BVBC Entities owns or is validly licensed to use (in each case, free and clear of any Encumbrances (except any restrictions set forth in Contracts relating to any licensed Intellectual Property) all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) the use of any Intellectual Property by the BVBC Entities and the conduct of their respective businesses as currently conducted does not infringe on or otherwise violate the legal rights of any Person; (iii) to the Knowledge of BVBC, no Person is challenging, infringing on or otherwise violating any right of any of the BVBC Entities with respect to any of the Intellectual Property owned by and/or licensed by any BVBC Entity; and (iv) none of the BVBC Entities has received any written notice of any Litigation against any BVBC Entity with respect to any Intellectual Property used by such BVBC Entity, and, to the Knowledge of BVBC, no facts or events exist that would give rise to any Litigation against any of the BVBC Entities with respect to Intellectual Property.

4.17Environmental Matters.

(a)As used in this Section 4.17, the following terms have the following meanings:
(i)“Environmental Costs” means any and all costs and expenditures, including any fees and expenses of attorneys and of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Law, any fees, fines, penalties or charges associated with any governmental authorization, or any actions necessary to comply with any Environmental Law.

(ii)“Environmental Law” means any Law, Governmental Authorization or Governmental Order relating to pollution, contamination, Hazardous Materials or protection of the environment.

(iii)“Hazardous Materials” means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any Law relating to such substance or otherwise relating to the environment or human health or safety, including any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the owner or operator of the Leased Real Property to any Environmental Costs or Liability under any Environmental Law.

(iv)“List” means the United States Environmental Protection Agency’s National Priorities List of Hazardous Waste Sites or any other list, schedule, log, inventory or record, however defined, maintained by any Governmental Entity with respect to sites from which there has been a Release of Hazardous Materials.

(v)“Regulatory Action” means any Litigation with respect to either any of the BVBC Entities brought or instigated by any Governmental Entity in connection with any Environmental Costs, Release of Hazardous Materials or any Environmental Law.

(vi)“Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

(vii)“Third-Party Environmental Claim” means any litigation (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Costs, Release of Hazardous Materials or any violation of Environmental Law.

(b)No Third-Party Environmental Claim or Regulatory Action is pending or, to the Knowledge of BVBC, threatened against any BVBC Entity.

(c)None of the Owned Real Property, the Leased Real Property or any OREO held by any BVBC Entity is listed on a List.

(d)All transfer, transportation or disposal of Hazardous Materials by any of the BVBC Entities to properties not owned, leased or operated by such BVBC Entity has been in compliance in all material respects with applicable Environmental Law; and none of the BVBC Entities transported or arranged for the transportation of any Hazardous Materials to any location that is (i) listed on a List, (ii) listed for possible inclusion on any List or (iii) the subject of any Regulatory Action or Third-Party Environmental Claim.

(e)No Owned Real Property or OREO held by any BVBC Entity has ever been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

(f)There has not been any Release of any Hazardous Material by any BVBC Entity, or any Person under its control, or, to the Knowledge of BVBC, by any other Person, on, under, about, from or in connection with the Operating Real Property and any OREO held by any BVBC Entity, including the presence of any Hazardous Materials that have come to be located on or under the Operating Real Property or OREO from another location.

(g)The Operating Real Property and any OREO held by any of the BVBC Entities has been used and operated in compliance in all material respects with all applicable Environmental Laws.

(h)Each of the BVBC Entities has obtained all Governmental Authorizations relating to Environmental Laws necessary for the operations of such BVBC Entity, and all such Governmental Authorizations relating to the Environmental Laws are listed on Schedule 4.17(h). The Governmental Authorizations relating to such Environmental Laws will be valid and in full force and effect upon consummation of the transactions contemplated by this Agreement. Each of the BVBC Entities has filed all material reports and notifications required to be filed under and pursuant to all applicable Environmental Laws.

(i)No Encumbrance has been attached or filed against any of the BVBC Entities in favor of any Person for (i) any Liability under or violation of any applicable Environmental Law, (ii) any Release of Hazardous Materials or (iii) any imposition of Environmental Costs.

(j)No Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited or stored on, under or about any part of the Operating Real Property or any OREO held by any of the BVBC Entities, or, to the Knowledge of BVBC, any other Person. The Real Property and any OREO of any of the BVBC Entities contain no asbestos, urea, formaldehyde, radon at levels above natural background, PCBs or pesticides. No aboveground or underground storage tanks are located on or under the Operating Real Property or any OREO held by any of the BVBC Entities, or have been located on or under the Operating Real Property or any OREO held by any of the BVBC Entities, and then subsequently been removed or filled.

(k)No expenditure will be required in order for Heartland or M&JBank to comply with any Environmental Law in effect at the time of Closing in connection with the operation or continued operation of the Operating Real Property or any OREO held by any of the BVBC Entities in a manner consistent with the present operation thereof.

4.18Community Reinvestment Act. BankBV had a rating of “satisfactory” or better as of its most recent CRA examination, and BVBC has not been advised of, and has no reason to believe that, any facts or circumstances exist that could reasonably be expected to cause BVBC or BankBV to be deemed not to be in satisfactory compliance in any respect with the CRA or to be assigned a rating for CRA purposes by any Bank Regulators of lower than “satisfactory.”

4.19Information Security.

(a)Since January 1, 2015, there has been no unauthorized disclosure of, or access to, any nonpublic personal information of a customer in the possession of any BVBC Entity that could result in substantial harm or inconvenience to such customer. BVBC has not been advised of, and has no reason to believe that, any facts or circumstances exist that would cause any BVBC Entity to be deemed not to be in satisfactory compliance in any respect with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including in Title V of the Gramm-Leach-Bliley Act of 1999.

(b)The records, systems, controls, data and information of each BVBC Entity are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the BVBC Entities or their accountants (including all means of access thereto and therefrom).

(c)All information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the businesses of each of the BVBC Entities (collectively, “BVBC IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The BVBC IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct business as currently conducted. None of the BVBC Entities has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the BVBC IT Systems. The BVBC Entities have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the Ordinary Course of Business) without material disruption to, or material interruption in, the conduct of its business. None of the BVBC Entities is in any material respect in breach of any Material Contract related to any BVBC IT Systems.

4.20Tax Matters.

(a)Each of the BVBC Entities (i) has timely filed (or has had timely filed on its behalf) each Return required to be filed or sent by it in respect of any Taxes, each of which was correctly completed and accurately reflected any material Liability for Taxes of the relevant BVBC Entity, and any Affiliate of such entity, covered by such Return, (ii) timely and properly paid (or had paid on its behalf) all income and other material Taxes due and payable for all Tax periods or portions thereof whether or not shown on such Returns, (iii) established on the books of account of the relevant BVBC Entity, in accordance with GAAP and consistent with past practices, adequate reserves for the payment of any Taxes not then due and payable and (iv) complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(b)Each BVBC Entity has made (or caused to be made on its behalf) all estimated Tax payments required to have been made to avoid any underpayment penalties.

(c)There are no Encumbrances for Taxes upon any assets of any BVBC Entity, except Permitted Encumbrances (within the meaning of subsection (a) of the definition of Permitted Encumbrances).

(d)No BVBC Entity has requested any extension of time within which to file any Return, which Return has not since been filed.

(e)No deficiency for any Taxes has been proposed or asserted in writing, or, to the Knowledge of BVBC, otherwise proposed or asserted, or assessed against any BVBC Entity, that has not been resolved and paid in full. No waiver, extension or comparable consent given by any BVBC Entity regarding the application of the statute of limitations with respect to any Taxes or any Return is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or any Return of any BVBC Entity for any Tax year subsequent to the year ended December 31, 2014, nor is any such Tax audit or other proceeding pending, nor has there been any written notice to any BVBC Entity by any Governmental Entity regarding any such Tax audit or other proceeding, nor, to the Knowledge of BVBC, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. There are no outstanding subpoenas or requests for information with respect to any of the Returns of any BVBC Entity. No BVBC Entity has entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision under any other Law.

(f)No additional Taxes will be assessed against any BVBC Entity for any Tax period or portion thereof ending on or prior to the Effective Date that will exceed the estimated reserves for Taxes established by the relevant BVBC Entity that will be taken into account in determining the Adjusted Tangible Common Equity. To the Knowledge of BVBC, there are no unresolved questions, claims or disputes concerning the Liability for Taxes of any BVBC Entity.

(g)Schedule 4.20(g) lists all federal, state, local and foreign income Tax Returns filed with respect to the BVBC Entities for taxable periods ended on or after December 31, 2014, indicates those Returns that have been audited and indicates those Returns that currently are the subject of audit. True and complete copies of the Returns of each BVBC Entity, as filed with the IRS and all state or local Tax jurisdictions for the years ended December 31, 2013, 2014, 2015, 2016 and 2017 have been delivered or otherwise made available to Heartland.

(h)No BVBC Entity has any Liability for Taxes in a jurisdiction where it does not file a Return, nor has any BVBC Entity received written or other form of notice from a taxing authority in such a jurisdiction that it is or may be subject to taxation by that jurisdiction.

(i)No BVBC Entity is a party to any Contract that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(j)No BVBC Entity will be required to include in a taxable period ending after the Effective Date taxable income attributable to income that accrued in a taxable period prior to the Effective Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Effective Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Effective Date) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Code Section 481 or Code Section 108(i) or comparable provisions of state, local or foreign Tax Law.

(k)No closing agreements, private letter rulings or similar agreements or rulings have been entered into or issued by any Governmental Entity with respect to any BVBC Entity, which would be binding following the Effective Time, and no such agreements or rulings have been applied for and are currently pending.

(l)No BVBC Entity is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or other arrangements that are not primarily related to Taxes).

(m)No BVBC Entity has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)No BVBC Entity (i) has been a member of an affiliated group filing a consolidated Return (other than a group the common parent of which was BVBC) or (ii) has any Liability for the Taxes of any Person (other than BVBC) under Treasury Regulations Section 1.1502‑6 (or any similar provision of Law), as a transferee or successor, by Contract, or otherwise.

(o)No BVBC Entity constitutes either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code that (i) took place during the two-year period ending on the date of this Agreement or

(ii) could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(p)No BVBC Entity has engaged in any transaction that is subject to disclosure under Treasury Regulation Section 1.6011‑4 or 1.6011‑4T, or has participated in any “confidential corporate tax shelter” (within the meaning of Treasury Regulation Section 301.6111-2(a)(2)) or a “potentially abusive tax shelter” (within the meaning of Treasury Regulation Section 301.6112-1(b)).

(q)No BVBC Entity has a “permanent establishment” in any country other than the United States, as such term is defined under any applicable Tax treaty between the United States and such other country.

(r)No power of attorney granted by any BVBC Entity relating to Taxes is currently in force.

(s)Each BVBC Entity has made available to Heartland true and correct schedules setting forth the income Tax attributes (including current and accumulated net operating losses and the adjusted tax basis of the assets of each BVBC Entity) and any applicable limitations on the use of those Tax attributes (including prior limitations under Section 382 of the Code).

(t)Each BVBC Entity reported all transactions that could give rise to an underpayment of Tax (within the meaning of Section 6662 of the Code) on the relevant Returns in a manner for which there is substantial authority, or adequately disclosed such transactions on the Returns as required in accordance with Section 6662(d)(2)(B) of the Code. No BVBC Entity has omitted from gross income on any Return an amount of income that was properly includible on such Return and that exceeds 25% of the amount of gross income stated in the Return, other than an amount with respect to which information is disclosed on the Return that is sufficient to apprise the IRS of the nature and amount of the item, in accordance with the provisions of Code Section 6501(e)(1)(B)(iii) and Treasury Regulations Section 301.6501(e)-1(a)(1)(iv).

(u)No BVBC Entity has been a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Taxes potentially applicable as a result of such membership or holding has not expired.

(v)No property of any BVBC Entity is (i) property that the relevant BVBC Entity is or will be required to treat as being owned by another Person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986), (ii) “tax-exempt use property” within the meaning of Section 168(h) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(w)None of the Indebtedness of any BVBC Entity constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code, and none of the interest on any such indebtedness will be disallowed as a deduction under any other provision of the Code.

(x)No BVBC Entity has taken or agreed to take any action, failed to take any action, or knows of any circumstances that would prevent the acquisition contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes.

(y)Each of BVBC, BankBV, BVBuilding, BVWAdvisors and BVInvestment is and has been, at all times since its inception, an association taxable as a corporation for U.S. federal income tax purposes.

(z)Each of BBVAccommodations, GP and REH is, and has been at all times since its inception, an entity disregarded as separate from its owner within the meaning of Treasury Regulations Section 301.7701‑3.

(aa)Each of the Statutory Trusts is, and has been at all times since its inception, a grantor trust under subpart E, Part I of subchapter J of the Code, and not an association or publicly traded partnership taxable as a corporation. All of the BVBC Entities have, at all relevant times since the formation of each Statutory Trust, treated each Statutory Trust as a grantor trust for all U.S. federal, state and local Tax purposes. Each of the Statutory Trusts has timely filed (or has had timely filed on its behalf) each Return required to be filed or sent by it in respect of any Taxes, each of which was correctly completed and accurately reflected Liability for Taxes (if any) of the relevant

Statutory Trust in all material respects. At all times since the issuance of the Statutory Trust Securities that are preferred securities of each of the Statutory Trusts, the principal amounts, interest and other amounts due and payable on such preferred securities have been paid in accordance with the terms of the relevant Statutory Trust Indenture and other applicable agreements, without any deferral of interest thereon.

4.21Contracts and Commitments.

(a)Schedule 4.21(a) lists the following Contracts to which any of the BVBC Entities is a party or subject or by which it is bound (such Contracts required to be listed on Schedule 4.21(a), the “Material Contracts”):

(i)any employment, agency, collective bargaining Contract or consulting or independent contractor Contract;

(ii)any written or oral Contract relating to any severance pay for any Person;

(iii)any written or oral Contract creating, modifying, memorializing or otherwise related to any obligation of any of the BVBC Entities upon a change of control;

(iv)any Contract to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets), except for securities sold under a repurchase agreement providing for a repurchase date 30 days or less after the purchase date;

(v)any (A) contract or group of related contracts with the same party for the purchase or sale of products or services, under which the undelivered balance of such products and services has a purchase price in excess of $50,000 for any individual contract or $100,000 for any group of related contracts in the aggregate, or (B) other contract or group of related contracts with the same party continuing over a period of more than six months from the date or dates thereof, which is not entered into in the Ordinary Course of Business and is either not terminable by it on 30 days’ or less notice without penalty or involves more than $50,000 for any individual contract or $100,000 in the aggregate for any group of related contracts;

(vi)any Contract containing exclusivity, noncompetition or nonsolicitation provisions or that would otherwise prohibit any BVBC Entity from freely engaging in business anywhere in the world or prohibiting the solicitation of the employees or contractors of any other entity;

(vii)any stock purchase, stock option, restricted stock or restricted stock unit or stock incentive plan;

(viii)any Contract for capital expenditures in excess of $50,000;

(ix)any partnership agreement, joint venture agreement, limited liability company agreement, agreement among shareholders, investor rights agreement or other similar Contract or arrangement;

(x)any Contract with a Governmental Entity;

(xi)any Contract pursuant to which any BVBC Entity grants or makes available, or is granted or receives, any license, or other right requiring an expenditure in excess of $100,000 annually, with respect to any material Intellectual Property in each case that is reasonably necessary to operate the businesses of the BVBC Entities in the Ordinary Course of Business consistent, in the case of BankBV, with safe and sound banking practices (other than non-exclusive licenses to commercially available software);

(xii)any Contract relating to Indebtedness of more than $50,000 of any BVBC Entity (other than, in the case of BankBV, deposit agreements (A) entered into in the Ordinary Course of Business consistent with safe and sound banking practices and on the same terms as those contained in the standard deposit agreement of BankBV, and (B) evidencing deposit Liabilities of BankBV);

(xiii)any Contract with an indemnity obligation of any BVBC Entity that could result in Liability to such BVBC Entity in excess of $50,000;

(xiv)any Contract the costs of which are Transaction Expenses; and

(xv)any other Contract material to the businesses of the BVBC Entities, taken as a whole, which is not entered into in the Ordinary Course of Business.

(b)(i) Each of the BVBC Entities has performed all material obligations required to be performed by it prior to the date hereof in connection with the Contracts or commitments set forth on Schedule 4.21(a), and none of the BVBC Entities is in receipt of any written claim of default under any Contract or commitment set forth on Schedule 4.21(a); (ii) none of the BVBC Entities has any present expectation or intention of not fully performing any material obligation pursuant to any Contract or commitment set forth on Schedule 4.21(a); and (iii) to the Knowledge of BVBC, there has been no cancellation, breach or anticipated breach by any other party to any Contract or commitment set forth on Schedule 4.21(a).

4.22Litigation. No Litigation is pending or, to the Knowledge of BVBC, threatened against any of the BVBC Entities. To the Knowledge of BVBC, there are no facts that would reasonably be expected to give rise to Litigation against any of the BVBC Entities that would have or would reasonably be expected to have a Material Adverse Effect on any of the BVBC Entities, taken as a whole. No BVBC Entity is subject to any Governmental Order, and, to the Knowledge of BVBC, no Governmental Order is threatened against any BVBC Entity.

4.23No Brokers or Finders. Except as provided in the engagement letter dated August 29, 2018 between BVBC and D.A. Davidson & Co. (“Davidson”), there are no claims for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of any BVBC Entity.

4.24Employees.

(a)Schedule 4.24(a) lists (i) each employee of each of the BVBC Entities as of the date of this Agreement, together with any former employees employed by the BVBC Entities at any time between January 1, 2018 and the date hereof (such employees, collectively, the “BVBC Entity Employees”), and indicates for each such BVBC Entity Employee, and in the aggregate, (ii) which BVBC Entity employs or employed such employee, (iii) whether such employee is or was full-time, part-time or on temporary status, (iv) whether such employee is or was an exempt or non-exempt employee under the Fair Labor Standards Act or applicable state Law, (v) whether the employee is a salaried or hourly employee, (vi) for each currently-employed BVBC Entity Employee, such employee’s annual salary, wages and/or any other compensation arrangement (including compensation payable or for which such employee may be eligible pursuant to bonus, incentive, deferred compensation or commission arrangements), (vii) for each currently-employed BVBC Entity Employee, the number of hours of PTO, vacation time, and/or sick time that such employee has accrued as of the date hereof and the aggregate dollar amount thereof, (viii) for each currently-employed BVBC Entity Employee, the date of commencement of such employee’s employment, (ix) for each currently-employed BVBC Entity Employee, such employee’s position and/or title, (x) for each currently-employed BVBC Entity Employee, whether such employee is on a leave of absence, including any protected leave under federal or state Law, as of the Effective Time, and (xi) for each currently-employed BVBC Entity Employee, whether such employee has any Contract with any of the BVBC Entities or otherwise is other than an employee at-will. To the Knowledge of BVBC, no executive or managerial employee of any of the BVBC Entities and no significant group of employees of any of the BVBC Entities has any plans to terminate his, her or their employment.

(b)Each of the BVBC Entities has complied in all material respects with all applicable Laws relating to employment and employment practices and/or the engagement of independent contractors, including but not limited to those Laws relating to the classification of employees as exempt or non-exempt employees or the classification of workers as independent contractors, calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or any other protected characteristic under any federal, state or local Law), protected leaves of absence (including leave under the Family Medical Leave Act), the protection of whistleblowers, affirmative action and other hiring practices, immigration, occupational safety and health, workers compensation, unemployment insurance, the payment of social security and other Taxes, the protection of confidential information, and/or unfair labor practices under the National Labor Relations Act or applicable state Law, and BVBC is not aware of any facts which would constitute a violation of any applicable Law relating to employment and employment practices and/or the engagement of independent contractors.

(c)To the Knowledge of BVBC, none of the currently-employed BVBC Entity Employees is subject to any secrecy or noncompetition agreement or any other Contract or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the businesses of any BVBC Entity as currently conducted.

(d)Schedule 4.24(d) lists each currently employed BVBC Entity Employee who as of the date of this Agreement holds a temporary work authorization, including H‑1B, L‑1, F‑1 or J‑1 visas or work authorizations (the “Work Permits”), and shows for each such employee the type of Work Permit and the length of time remaining on such Work Permit. With respect to each Work Permit, all of the information that any BVBC Entity Employee provided to the Department of Labor and the Immigration and Naturalization Service or the Department of Homeland Security (collectively, the “Departments”) in the application for such Work Permit was true and complete. Each of the BVBC Entities received the appropriate notice of approval from the Departments with respect to each such Work Permit. None of the BVBC Entities has received any notice from the Department that any Work Permit has been revoked. There is no action pending or, to the Knowledge of BVBC, threatened to revoke or adversely modify the terms of any of the Work Permit. No Employee of a BVBC Entity is (a) a non-immigrant employee whose status would terminate or otherwise be affected by the transactions contemplated by this Agreement, or (b) an alien who is authorized to work in the United States in non-immigrant status. For each BVBC Entity Employee hired after November 6, 1986, the appropriate BVBC Entity has retained an Immigration and Naturalization Service Form I‑9, completed in accordance with applicable Law.

(e)The employment of all BVBC Entity Employees who were terminated within the three (3) years prior to the Effective Time was terminated in all material respects in accordance with any applicable contract terms and applicable Law, and none of the BVBC Entities has any Liability under any Contract or applicable Law applicable to any such terminated BVBC Entity Employee. The transactions contemplated by this Agreement will not cause any BVBC Entity to incur or suffer any Liability relating to, or obligation to pay, severance, termination or other payment to any Person.

(f)None of the BVBC Entities is subject to any outstanding Governmental Order requiring any action with respect to or related to the employment of any employees, or the engagement of any independent contractors or consultants, including any temporary, preliminary or permanent injunction.

(g)All loans that any BVBC Entity has outstanding to any currently-employed BVBC Entity Employee were made in the Ordinary Course of Business on the same terms as would have been made available to a Person not Affiliated with such BVBC Entity, and all such loans with a principal balance exceeding $100,000, or that are nonaccrual or on the watch list of any BVBC Entity, are set forth in Schedule 4.24(g).

(h)No currently-employed BVBC Entity Employee is covered by any collective bargaining agreement, and no collective bargaining agreement is being negotiated. Within the last five years, none of the BVBC Entities has experienced and, to the Knowledge of BVBC, there has not been threatened, any strike, work stoppage, slowdown, lockout, picketing, leafleting, boycott, other labor dispute, union organization attempt, demand for recognition from a labor organization or petition for representation under the National Labor Relations Act or applicable state Law. No grievance, demand for arbitration or arbitration proceeding arising out of or under any collective bargaining agreement is pending or, to the Knowledge of BVBC, threatened.

(i)No Litigation is pending or, to the Knowledge of BVBC, threatened respecting or involving any applicant for employment with any of the BVBC Entities or any (x) BVBC Entity Employee, any independent contractor or consultant of any of the BVBC Entities, or any class or collective of any of the foregoing, and (y) his or her employment or engagement with any BVBC Entity including any Litigation in or before:

(i)any federal or state court;

(ii)the Equal Employment Opportunity Commission or any corresponding state or local fair employment practices agency relating to any claim or charge of discrimination or harassment in employment;

(iii)the United States Department of Labor or any corresponding state or local agency relating to any claim or charge concerning hours of work, wages or employment practices;

(iv)the Occupational Safety and Health Administration or any corresponding state or local agency relating to any claim or charge concerning employee safety or health;

(v)the Office of Federal Contract Compliance or any corresponding state agency;

(vi)the IRS or any corresponding state agency;

(vii)the National Labor Relations Board or any corresponding state agency, whether relating to any unfair labor practice or any question concerning representation; and/or

(viii)any Kansas or other state Governmental Entity.

and, to the Knowledge of BVBC, there are no facts that would form a basis for any such Litigation.
(j)Each of the BVBC Entities properly has classified all BVBC Entity Employees as exempt or non-exempt for purposes of the Fair Labor Standards Act and/or any corresponding state Law.

(k)Each of the BVBC Entities properly has classified all independent contractors for purposes of the Fair Labor Standards Act and/or any corresponding state Law.

(l)(i) Each of the BVBC Entities has paid all wages, salaries, bonuses and commissions due and payable to each BVBC Entity Employee under any Contract or Law, (ii) has fully reserved in its books of account all amounts for wages, salaries, bonuses and commissions due but not yet payable to the BVBC Entity Employees, and (iii) the BVBC Entities have withheld and timely paid each Tax required to have been withheld and paid in connection with amounts paid or owing to the BVBC Entity Employees.

(m)There has been no lay-off of employees or work reduction program undertaken by or on behalf of any BVBC Entity in the past two years, including any termination program for purposes of the Age Discrimination in Employment Act or any plant closing or mass layoff for purposes of the WARN Act, and no such program has been adopted by any BVBC Entity or been publicly announced.

(n)Each of the BVBC Entities properly has maintained all insurance related to the employment of any BVBC Entity Employee, including workers’ compensation and unemployment insurance coverage, to the extent required by any Law. There are no workers’ compensation or unemployment claims pending against any of the BVBC Entities or, to the Knowledge of BVBC, any facts that would give rise to such a claim, that are not fully covered by insurance indemnity with respect to the amount of such claims.

(o)None of the BVBC Entities is under any obligation related to the garnishment of wages for any BVBC Entity Employee.

(p)Each of the BVBC Entities has implemented commercially reasonable policies and practices for the protection of confidential and proprietary business information, including intellectual property, and has required each BVBC Entity Employee who has or reasonably could have been expected to have access to confidential or proprietary business information of any of the BVBC Entities to execute commercially reasonable Contracts requiring the protection of any confidential and proprietary business information of all of the BVBC Entities.

4.25Employee Benefit Compensation Plans.

(a)Schedule 4.25(a) sets forth all Plans by name and brief description identifying: (i) the type of Plan, (ii) the funding arrangements for the Plan, (iii) the sponsorship of the Plan, (iv) the participating employers in the Plan, and (v) any one or more of the following characteristics that may apply to such Plan: (A) defined contribution plan as defined in Section 3(34) of ERISA or Section 414(i) of the Code, (B) defined benefit plan as defined in Section 3(35) of ERISA or Section 414(j) of the Code, (C) Plan that is or is intended to be Tax qualified under Section 401(a) or 403(a) of the Code, (D) Plan that is or is intended to be an employee stock ownership plan as defined in Section 4975(e)(7) of the Code (and whether or not such Plan has entered into an exempt loan), (E) nonqualified deferred compensation arrangement, (F) employee welfare benefit plan as defined in Section 3(1) of ERISA, (G) multiemployer plan as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (H) multiple employer plan maintained by more than one employer as defined in Section 413(c) of the Code, (I) Plan providing benefits after separation from service or termination of employment, (J) Plan that owns any BVBC or other employer securities as an investment, (K) Plan that provides benefits (or provides increased benefits or vesting) as a result of a change in control of any BVBC Entity, (L) Plan that is maintained pursuant to collective bargaining and (M) Plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from Tax under Section 501(c)(9) of the Code.

(b)Schedule 4.25(b) sets forth the identity of each corporation, trade or business (separately for each category below that applies): (i) which is (or was during the preceding five years) under common control with any of the BVBC Entities within the meaning of Section 414(b) or (c) of the Code; (ii) which is (or was during the preceding five years) in an affiliated service group with any of the BVBC Entities within the meaning of Section 414(m) of the Code; (iii) which is (or was during the preceding five years) the legal employer of Persons providing services to any of the BVBC Entities as leased employees within the meaning of Section 414(n) of the Code; and (iv) with respect to which any of the BVBC Entities is a successor employer for purposes of group health or other welfare plan continuation rights (including Section 601 et. seq. of ERISA) or the Family and Medical Leave Act.

(c)BVBC has made available to Heartland true, correct and complete copies of: (i) the most recent determination letter, if any, received by any BVBC Entity from the IRS regarding each Plan; (ii) the most recent determination or opinion letter ruling, if any, from the IRS that each trust established in connection with plans which are intended to be tax exempt under Section 501(a) or (c) of the Code are so tax exempt; (iii) all pending applications, if any, for rulings, determinations, opinions, no-action letters and the like filed with any governmental agency (including the Departments of Labor, IRS, Pension Benefit Guaranty Corporation and the SEC); (iv) the financial statements for each Plan for the three most recent fiscal or Plan years (in audited form if required by ERISA) and, where applicable, Annual Report/Return (Form 5500) with schedules, if any, and attachments for each Plan; (v) the most recently prepared actuarial valuation report for each Plan (including reports prepared for funding, deduction and financial accounting purposes); (vi) plan documents, trust agreements, insurance contracts, service agreements and all related Contracts and material documents (including any employee summaries and material employee communications) with respect to each Plan, if any; and (vii) collective bargaining agreements (including side agreements and letter agreements) relating to the establishment, maintenance, funding and operation of any Plan, if any.

(d)(i) All Plans intended to be Tax qualified under Section 401(a) or Section 403(a) of the Code have received a determination letter stating that they are so qualified; (ii) all trusts established in connection with Plans which are intended to be tax exempt under Section 501(a) or (c) of the Code have received a determination letter stating that they are so tax exempt; (iii) to the extent required either as a matter of Law or to obtain the intended tax treatment and tax benefits, all Plans comply in all material respects with the requirements of ERISA and the Code; (iv) all Plans have been maintained and administered (both in form and operation) materially in accordance with the documents and instruments governing the Plans and the Law; (v) all reports and filings with governmental agencies (including the Departments of Labor, IRS, Pension Benefit Guaranty Corporation and the SEC) required in connection with each Plan have been timely made; and (vi) all disclosures and notices required by Law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made in all material respects.

(e)The ESPP is duly qualified under Section 423 of the Code.

(f)(i) All contributions, premium payments and other payments required to be made in connection with the Plans have been timely made in accordance with applicable Law, (ii) a proper accrual has been made on the books of account of each of the BVBC Entities for all contributions, premium payments and other payments due in the current fiscal year, (iii) no contribution, premium payment or other payment for any completed fiscal year has been made in support of any Plan that is in excess of the allowable deduction for federal income Tax purposes for the year with respect to which the contribution was made (whether under Section 162, Section 280G, Section 404, Section 419 or Section 419A of the Code or otherwise) and (iv) none of the BVBC Entities has any liabilities with respect to any Plan that is subject to Section 301 et seq. of ERISA or Section 412 of the Code, and (v) to the Knowledge of BVBC, none of the BVBC Entities has any actual or potential Liability arising under Title IV of ERISA as a result of any Plan that has terminated or is in the process of terminating.

(g)(i) No action, suit, charge, complaint, proceeding, hearing, investigation or claim is pending with regard to any Plan other than routine uncontested claims for benefits; (ii) the consummation of the transactions contemplated by this Agreement will not cause any Plan to accelerate or modify the timing of payment or vesting, or increase benefits payable to any participant or beneficiary; (iii) the consummation of the transactions contemplated by this Agreement will not (A) entitle any BVBC Entity Employee to severance pay, unemployment compensation or any other payment, benefit or award, or (B) accelerate or modify the time of payment or vesting; (iv) None of the BVBC Entities has been notified that any Plan is currently under examination or audit by the Departments of Labor, the IRS, the Pension Benefit Guaranty Corporation or the SEC; (v) to the Knowledge of BVBC, none of the BVBC Entities has any actual or potential Liability under Section 4201 et. seq. of ERISA for either a complete withdrawal or a partial withdrawal from a multiemployer plan; and (vi) with respect to the Plans, to the Knowledge of BVBC, none of the BVBC Entities has any Liability (either directly or as a result of indemnification) for (and the transaction contemplated by this Agreement will not cause any Liability for): (A) any excise Taxes under Section 4971 through Section 4980B, Section 4999, Section 5000 or any other section of the Code, (B) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA, or (C) any excise Taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable Law.

(h)(i) All accruals required under FAS 106 and FAS 112 have been properly accrued on the Latest Balance Sheets, (ii) no condition, Contract or Plan provision limits the right of any of the BVBC Entities to amend, cut back or terminate any Plan other than ordinary notice and administration requirements (except to the extent such limitation arises under ERISA or the Code), (iii) except as otherwise set forth in a Plan,  none of the BVBC Entities has any liability for life insurance, death or medical benefits after separation from employment other than (A) death benefits under the Plans identified on Schedule 4.25(h), or (B) health care continuation benefits described in Section 4980B of the Code, and (iv) each Plan, or other nonqualified deferred compensation plan of any of the BVBC Entities, which is subject to Section 409A of the Code, has been designed and has been administered in good faith compliance with Section 409A and the Treasury Regulations thereunder.

(i)Each Plan that is also a "group health plan" for purposes of the Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-148) and the Health Care and Education Reconciliation Act of 2010 (Pub. L. No. 111-152) (collectively, the “Affordable Care Act”) is in compliance with the applicable terms of the Affordable Care Act. Each of the BVBC Entities and each Commonly Controlled Entity offer minimum essential health coverage, satisfying affordability and minimum value requirements, to their full time employees (as defined by the Affordable Care Act) sufficient to prevent liability for assessable payments under Sections 4980H(a) and 4980H(b) of the Code. Each Plan that is also a "group health plan" under the Affordable Care Act is operated in compliance with:

(i)market reform mandates set forth under Public Health Services Act Sections 2701 through 2709 and Sections 2711 through 2719A;

(ii)fees and reporting requirements for Patient-Centered Outcomes Research under Code Section 4376 and applicable regulations and transitional reinsurance under 45 C.F.R. Sections 153.10 through 153.420;

(iii)income exclusion provisions under Code Sections 105, 106 and 125;

(iv)information reporting rules as set forth under Sections 6051(a)(14), 6055 and 6056 of the Code; and

(v)standards for electronic transactions and operating rules under Sections 1171 and 1173 of the Social Security Act.

4.26Insurance. Schedule 4.26 hereto lists each insurance policy and bond maintained by each BVBC Entity with respect to its properties and assets, or otherwise. Prior to the date hereof, BVBC has delivered to Heartland complete and accurate copies of each of the insurance policies and bonds described on Schedule 4.26. All such insurance policies and bonds are in full force and effect, and none of the BVBC Entities is in default with respect to its obligations under any of such insurance policies. There is no claim by any of the BVBC Entities pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. Each of the BVBC Entities will after the Closing continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing, including pursuant to the D&O Insurance tail policy.

4.27Affiliate Transactions. None of the BVBC Entities or any of their respective executive officers or directors, or any member of the immediate family of any such executive officer or director (which for the purposes hereof will mean a spouse, minor child or adult child living at the home of any such executive officer or director), or any entity which any of such Persons “controls” (within the meaning of Regulation O of the FRB), has any loan agreement, note or borrowing arrangement with any BVBC Entity or any other Contract with such BVBC Entity (other than normal employment arrangements or deposit account relationships) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of any BVBC Entity.

4.28Compliance with Laws; Permits.

(a)Each of the BVBC Entities is, and at all times since January 1, 2013 has been, in compliance in all material respects with all Laws, Governmental Orders or Governmental Authorizations, including (to the extent applicable) the Bank Holding Company Act, the FDIA, the Investment Advisers Act, the Occupational Safety and Health Act of 1970, the Home Owners Loan Act, the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act of 1975, the Fair Housing Act, the Equal Credit Opportunity Act and the Federal Reserve Act, each as amended, and any other applicable Governmental Order or Governmental Authorization regulating or otherwise affecting bank holding companies, banks, registered investment advisers, banking and mortgage lending; and no claims have been filed by any Governmental Entity against any BVBC Entity alleging such a violation of any such Law which have not been resolved to the satisfaction of such Governmental Entity.

(b)Since January 1, 2013, none of the BVBC Entities has been advised of, and BVBC has no reason to believe that, any facts or circumstances exist that could reasonably be expected to cause any BVBC Entity to be deemed to be operating in violation of any provision of the Bank Secrecy Act, the USA PATRIOT Act of 2001 or any Governmental Order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law or Governmental Order issued with respect to economic sanctions programs by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

(c)Since January 1, 2015, each of the BVBC Entities has held all material Governmental Authorizations required for the conduct of its business.

(d)None of the BVBC Entities or any of their respective properties is a party to or is subject to any Governmental Order, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Governmental Entity, nor has any of the BVBC Entities adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity. The BVBC Entities have paid all assessments made or imposed by any Governmental Entity.

(e)None of the BVBC Entities has been advised by, nor does BVBC have any knowledge of facts which could give rise to an advisory notice by, any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Governmental Order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(f)(i) No Governmental Entity has initiated since December 31, 2015 or has pending any proceeding, enforcement action or, to the Knowledge of BVBC, investigation or inquiry into the business, operations, policies, practices or disclosures of any of the BVBC Entities (other than normal examinations conducted by a Bank Regulator or the SEC in the Ordinary Course of the Business of such BVBC Entity), or, to the Knowledge of BVBC, threatened any of the foregoing, and (ii) there is no unresolved violation, criticism, comment or exception by any Bank Regulator or the SEC with respect to any report or statement relating to any examinations or inspections of any of the BVBC Entities.

(g)BVWAdvisors is duly registered as an investment advisor under the Investment Advisers Act. BVBC has delivered to Heartland a true, correct and complete copy of the currently effective Form ADV of BVWAdvisors. The information contained in such Form ADV was true and correct in all material respects as of the time of filing with the SEC and continues to be true and complete in all material respects. BVWAdvisors has adopted and implemented written policies and procedures required by Rule 206(4)‑7 of the Investment Advisers Act.

(h)None of BVBC Entities has performed any services that would require such BVBC Entity to be regulated by or registered under the broker-dealer Laws of any Governmental Entity.

4.29Fiduciary Accounts. Except for the actions of BankBV and BVWAdvisors taken in a fiduciary capacity, none of the BVBC Entities acts as a fiduciary for any customer or account (including acting as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor). BankBV and BVWAdvisors have complied in all material respects with its fiduciary duties as required by the Investment Advisors Act or any other Law.

4.30Interest Rate Risk Management Instruments.

(a)Schedule 4.30 sets forth a true, correct and complete list of all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which any BVBC Entity is a party or by which any of its properties or assets may be bound. BVBC has delivered to Heartland true, correct and complete copies of all such interest rate risk management agreements and arrangements.

(b)All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which any of the BVBC Entities is a party or by which any of its properties or assets may be bound were entered into in the Ordinary Course of Business and in accordance in all material respects with safe and sound banking practice and applicable rules, regulations and policies of Bank Regulators and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations enforceable in accordance with their terms (except as may be limited by Remedies Exceptions), and are in full force and effect. Each of the BVBC Entities has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and, to the Knowledge of BVBC, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.31No Guarantees. No Liability of any BVBC Entity is guaranteed by any other Person, nor has any BVBC Entity guaranteed the Liabilities of any other Person.

4.32Bank Regulatory Approvals. BVBC is not aware of any fact or circumstance relating to any BVBC Entity that would materially impede or delay receipt of any of the Bank Regulatory Approvals or the RIA Regulatory Approvals or that would likely result in the Bank Regulatory Approvals or the RIA Regulatory Approvals not being obtained.

4.33Fairness Opinion. BVBC has received an opinion from Davidson addressed to the Board of Directors of BVBC to the effect that, as of the date of such opinion, and based upon the assumptions, qualifications contained therein, the Merger Consideration or the Adjusted Merger Consideration, as the case may be, is fair, from a financial point of view, to the holders of BVBC Common Stock. BVBC has obtained the authorization of Davidson to include a copy of its fairness opinion in the Proxy Statement/Prospectus.

4.34Transactions in Securities.

(a)All offers and sales of capital stock of BVBC by BVBC (including offers and sales pursuant to the BVBC Equity Incentive Plan and the BVBC ESPP) were at all relevant times exempt from, or complied in all material respects with, the registration requirements of the Securities Act and any applicable state securities Laws.

(b)None of the BVBC Entities, and, to the Knowledge of BVBC, (i) no director or executive officer of such BVBC Entities, (ii) no Person related to any such director or executive officer by blood, marriage or adoption and residing in the same household and (iii) no Person who has been knowingly provided material nonpublic information by any one or more of these Persons, has purchased or sold, or caused to be purchased or sold, any BVBC Common Stock or other BVBC securities during any period when BVBC was in possession of material nonpublic information, or in violation of any applicable provision of federal or state securities Laws.

(c)Shares of BVBC Common Stock are traded on the OTCQX U.S. Market. BVBC (i) is eligible to have shares of BVBC Common Stock traded on the OTCQX U.S. Market in accordance with the OTCQX Rules, (ii) complies in all material respects with all financial and other disclosure requirements for companies with securities traded on the OTCQX U.S. Market, and (iii) complies in all material respects with all other requirements of the OTCQX Rules. All sales of shares of BVBC Common Stock on the OTCQX U.S. Market were made in compliance with Rule 144 under the Securities Act.

4.35Registration Obligation. Neither BVBC nor BankBV is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act.

4.36Disclosure. The representations and warranties of BVBC contained in this Agreement do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to BVBC that has not been disclosed to Heartland pursuant to this Agreement and the Disclosure Schedules that would have or would reasonably be expected to have a Material Adverse Effect on BVBC Entities, or materially adversely affect the consummation of the transactions contemplated hereby.

ARTICLE 5
CONDUCT OF BUSINESS PENDING THE MERGER

5.1Conduct of Business. From the date of this Agreement to the Effective Time, unless Heartland will otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including this Section 5.1:

(a)the businesses of each of the BVBC Entities will be conducted only in, and none of the BVBC Entities will take any action except in, the Ordinary Course of Business and in accordance with all applicable Laws;

(b)each of the BVBC Entities will (i) preserve its business organization and goodwill, and will use commercially reasonable efforts to keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, customers and others having business relationships with it, (ii) subject to applicable Laws, confer on a regular and frequent basis with representatives of Heartland to report operational matters and the general status of ongoing operations as reasonably requested by Heartland and (iii) not take any action that would render, or that reasonably would be expected to render, any representation or warranty made by BVBC in this Agreement untrue at the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representation or warranty;

(c)none of the BVBC Entities will, directly or indirectly,

(i)amend or propose to amend its Charter or Bylaws;

(ii)issue or sell any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except deposit and other bank obligations in the Ordinary Course of Business;

(iii)redeem, purchase, acquire or offer to acquire, directly or indirectly, any shares of capital stock of any BVBC Entity;

(iv)split, combine or reclassify any outstanding shares of capital stock of any BVBC Entity, or declare, set aside or pay any dividend or other distribution payable in cash, property or otherwise with respect to shares of capital stock of any BVBC Entity, except that (A) BankBV will be permitted to pay dividends on shares of BankBV Common Stock in the Ordinary Course of Business, (B) BVBC will be permitted to pay dividends on shares of BVBC Common Stock in the Ordinary Course of Business, and (C) BVBC will be permitted to pay dividends on the preferred stock issued by the Statutory Trusts;

(v)incur any material Indebtedness, except in the Ordinary Course of Business;

(vi)discharge or satisfy any material Encumbrance on its properties or assets or pay any material liability, except in the Ordinary Course of Business;

(vii)sell, assign, transfer, mortgage, pledge or subject to any Encumbrance any of its assets, except (A) in the Ordinary Course of Business; provided, however, that any such sale, assignment or transfer of the Operating Real Property will not be considered in the Ordinary Course of Business, (B) Permitted Encumbrances and (C) Encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby;

(viii)cancel any material Indebtedness or claims or waive any rights of material value, except in the Ordinary Course of Business;

(ix)acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, limited liability company, partnership, joint venture or other business organization or division or material assets thereof, or any real estate or assets or deposits that are material to any BVBC Entity, except in exchange for Indebtedness previously contracted, including OREO;

(x)make any single or group of related capital expenditures or commitments therefor in excess of $50,000 or enter into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $50,000 for any individual lease or involves more than $100,000 for any group of related leases in the aggregate;

(xi)change any of its methods of accounting in effect on the date of the Latest Balance Sheet, other than changes required by GAAP or regulatory accounting principles;

(xii)cancel or terminate its current insurance policies or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(xiii)enter into or modify any employment, severance or similar agreements or arrangements with, or grant any compensation increases to, any director, officer or management employee, except in the Ordinary Course of Business;

(xiv)enter into or modify any independent contractor or consultant Contract;

(xv)terminate the employment of any BVBC Entity Employee, other than in the Ordinary Course of Business for disciplinary or performance reasons;

(xvi)terminate or amend any bonus, profit sharing, stock option, restricted stock, pension, retirement, deferred compensation, or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees, except as contemplated hereunder or by Law;

(xvii)make, modify or revoke any material election with respect to Taxes, consent to any waiver or extension of time to assess or collect any material Taxes, file any amended Returns or file any refund claim;

(xviii)enter into any Contract requiring an indemnity payment of more than $50,000;

(xix)enter into or propose to enter into, or modify or propose to modify, any Contract with respect to any of the matters set forth in this Section 5.1(c);

(xx)(A) extend or renew credit or enter into any Contracts binding any BVBC Entity to extend or renew credit except in a manner consistent with past practice and in accordance with the lending policies of such BVBC Entity as disclosed to Heartland, and none of the BVBC Entities will extend or renew credit or enter into any Contracts binding it to extend or renew credit in an amount in excess of $350,000 on an unsecured basis and $1,000,000 on a secured basis (or, in the case of borrowers with loans listed on the watch list of any BVBC Entity, to extend any additional credit to such borrowers), without first providing Heartland (at least five Business Days prior to extending or renewing such credit or entering into any Contract binding any BVBC Entity to do so) with a copy of the loan underwriting analysis and credit memorandum of the applicable BVBC Entity and the basis of the credit decision of such BVBC Entity, or (B) sell, assign or otherwise transfer any participation in any loan; or

(xxi)sell any securities in its investment portfolio except in the Ordinary Course of Business.

5.2Access to Information; Confidentiality.

(a)During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 8, BVBC will permit and will cause each BVBC Entity to permit Heartland full access on reasonable notice and at reasonable hours to the properties of such BVBC Entity, and will disclose and make available (together with the right to copy) to Heartland and its Representatives of Heartland all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of the BVBC Entities, including all books of account (including the general ledgers), Tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, Contracts, filings with any regulatory authority, accountants’ work papers, litigation files (including legal research memoranda), documents relating to assets and title thereto (including abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), Plans, securities transfer records and shareholder lists, and any books, papers and records relating to other assets, business activities or prospects in which Heartland may have a reasonable interest, including its interest in planning for integration and transition with respect to the businesses of the BVBC Entities; provided, however, that (i) the foregoing rights granted to Heartland will in no way affect the nature or scope of the representations, warranties and covenants of BVBC set forth herein, and (ii) BVBC will be permitted to keep confidential any information that BVBC reasonably believes (on advice of counsel) is subject to legal privilege or other legal protection that would be compromised by disclosure to Heartland. In addition, BVBC will instruct the Representatives of each of the BVBC Entities to be available for, and respond to any questions of, such Heartland representatives at reasonable hours and with reasonable notice by Heartland to such individuals, and to cooperate fully with Heartland in planning for the integration of the businesses of the BVBC Entities with the businesses of Heartland and its Affiliates.

(b)During the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, any confidential information or trade secrets of each of the BVBC Entities received by Heartland or its Representatives in connection with the Merger or the other transactions contemplated hereby will be treated confidentially and held in confidence pursuant to the NDA, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing either such confidential information or trade secrets or both will be destroyed by Heartland or, at BVBC’s request, returned to BVBC if this Agreement is terminated as provided in Article 8. Such information will not be used by Heartland or its Representatives to the detriment of any of the BVBC Entities and will at all times be maintained and held in compliance with the NDA until the Effective Time. If the Closing does not occur, the obligations of Heartland set forth in this Section 5.2(b) will continue indefinitely (or for such shorter period, if any, provided for in the NDA).

(c)During the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, any confidential information or trade secrets of Heartland and its Subsidiaries received by any BVBC Entity or its Representatives in connection with the Merger or the other transactions contemplated hereby will be treated confidentially and held in confidence pursuant to the NDA, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing either such confidential information or trade secrets or both will be destroyed by such BVBC Entity, or, at the request of Heartland, returned to Heartland if this Agreement is terminated as provided in Article 8. Such information will not be used by either party or their Representatives to the detriment of the other party or its Subsidiaries and will at all times be maintained and held in compliance with the NDA until the Effective Time. If the Closing does not occur, the obligations of BVBC set forth in this Section 5.2(c) will continue indefinitely (or for such shorter period, if any, provided for in the NDA).

(d)During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 8, for the purpose of BVBC verifying the representations and warranties of Heartland under this Agreement and compliance with its covenants and obligations hereunder, Heartland will make available such documents as are reasonably requested by BVBC; provided, however, that (i) the foregoing rights granted to BVBC will in no way affect the nature or scope of the representations, warranties and covenants of Heartland set forth herein, and (ii) Heartland will be permitted to keep confidential any information that Heartland reasonably believes is subject to legal privilege or other legal protection that would be compromised by disclosure to BVBC. BVBC will use commercially reasonable efforts to minimize any interference with Heartland’s regular business operations in connection with any request for Heartland to make available documents pursuant to this Section 5.2(c).

(e)In the event that this Agreement is terminated, neither Heartland nor BVBC will disclose, except as required by Law or pursuant to the request of a Governmental Entity, the basis or reason for such termination, without the consent of the other party.

5.3Notice of Developments. During the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, BVBC will promptly notify Heartland of any emergency or other change in the Ordinary Course of Business of any of the BVBC Entities unless prohibited by Law. BVBC will promptly notify Heartland in writing if BVBC should discover that any representation or warranty made by it in this Agreement was when made, has subsequently become or will be on the Closing Date untrue in any material respect. No disclosure pursuant to this Section 5.3 will be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement.

5.4Certain Loans and Related Matters. During the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, BVBC will furnish to Heartland a complete and accurate list as of the end of each calendar month beginning with January 2019 within 15 Business Days after the end of each such calendar month of (a) all of the periodic internal credit quality reports of any BVBC Entity prepared during such calendar month (which reports will be prepared in a manner consistent with past practices), (b) all loans of any BVBC Entity classified as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification, (c) all OREO, including in-substance foreclosures and real estate in judgment, (d) all new loans where the principal amount advanced exceeds $500,000; (e) any current repurchase obligations of any BVBC Entity with respect to any loans, loan participations or state or municipal obligations or revenue bonds, and (f) any standby letters of credit issued by BankBV.

5.5Financial Statements and Pay Listings.

(a)During the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, BVBC will furnish Heartland with the consolidated balance sheets of each of BVBC and BankBV as of the end of each calendar month beginning with January 2019 and the related statements of income, within 20 days after the end of each such calendar month. Such financial statements will be prepared on a basis consistent with the Latest Balance Sheets and the Related Statements and on a consistent basis during the periods involved, and will fairly present the financial positions of BVBC Entities and BankBV Subsidiaries, as the case may be, as of the dates thereof and the results of the consolidated operations of the BVBC Entities and the BankBV Subsidiaries, as the case may be, for the periods then ended.

(b)During the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, BVBC will make available to Heartland the payroll listings of each of the BVBC Entities as of the end of each pay period after December 31, 2018, within one week after the paydate of such pay period.

5.6Consents and Authorizations. BVBC will use its commercially reasonable efforts to obtain (at no cost to Heartland), prior to Closing, all Consents (the “Required Consents”) necessary or reasonably desirable for the consummation of the transactions contemplated by this Agreement. BVBC will keep Heartland reasonably advised of the status of obtaining the Required Consents, and Heartland will reasonably cooperate with BVBC to obtain the Required Consents.

5.7Tax Matters.

(a)Each BVBC Entity, at its own or BVBC’s expense, will prepare and timely file (or cause to be prepared and timely filed) all Returns required to be filed by the BVBC Entity on or before the Effective Date, and timely pay all Taxes reflected thereon. No later than 30 days prior to the due date (including extensions) for filing any income or franchise Tax Returns referred to in the foregoing sentence, BVBC will deliver such Returns to Heartland for review, comment and approval. With respect to any Returns referred to in the first sentence of this subsection (a) other than income and franchise Tax Returns, BVBC will deliver such Returns to Heartland no later than five days prior to the due date (including extensions) for filing such Returns, and Heartland will have the right to review, comment on and approve such other Returns. The relevant BVBC Entity will make all changes with respect to all such Returns as are reasonably requested in writing by Heartland. Heartland shall not unreasonably withhold, delay or condition its approval of the Returns described in this Section 5.7(a).

(b)Heartland, at its own expense, will prepare and timely file (or cause to be prepared and timely filed) all Returns of the BVBC Entities required to be filed after the Effective Date. Heartland will prepare and file all such Returns in respect of a taxable period which ends on or prior to the Effective Date that are not required to be filed on or before the Effective Date, and all such Tax Returns in respect of a taxable period which begins before and ends after the Effective Date, consistent with past practices of the BVBC Entity, to the extent such practices comply with applicable Law.

(c)Each of Heartland and BVBC will be liable for fifty percent (50%) of any transfer, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes that become payable in connection with the Merger and other transactions contemplated hereby. The applicable parties will cooperate in preparing and filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the Effective Date in accordance with any available pre‑sale filing procedure, and to obtain any exemption from or refund of any such Transfer Tax.

(d)The BVBC Entities and Heartland will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Returns pursuant to this Section 5.7 and in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other party’s reasonable request) the provision of records and information (including making such records and information available for copying) which are reasonably relevant to any such audit, litigation or other proceeding, the timely provision to the other party of powers of attorney or similar authorizations necessary to carry out the purposes of this Section 5.7, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Heartland and each of the BVBC Entities agrees to retain all books and records with respect to Tax matters pertinent to the BVBC Entities relating to any taxable period which ends on or prior to the Effective Date until the expiration of the statute of limitations (and, to the extent notified by Heartland or its Affiliate, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Entity.

(e)     For the avoidance of doubt, any and all Transaction Expenses will be allocable to the taxable period (or portion thereof) that ends on or before the Closing Date, to the extent permitted by applicable Law.
5.8No Solicitation.

(a)BVBC will not, and BVBC will use its best efforts to cause the other BVBC Entities and the officers, directors, employees, agents and authorized representatives (“Representatives”) of all BVBC Entities not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or knowingly take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any BVBC Entity to any Person (other than Heartland) in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person with respect to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required BVBC Shareholder Vote, this Section 5.8(a) will not prohibit BVBC, the Board of Directors of BVBC or its Representatives from (x) making any inquiries with respect to any Acquisition Proposal solely for the purpose of clarifying such Acquisition Proposal to enable the BVBC Board to make the determination that such Acquisition Proposal is a Superior Proposal or from furnishing nonpublic information regarding the BVBC Entities to, or (y) entering into discussions or negotiations with, any Person in response to a Superior Proposal that is submitted to BVBC by such Person (and not withdrawn) if (1) neither BVBC nor any other BVBC Entities and any of their respective Representatives have violated any of the restrictions set forth in this Section 5.8(a), (2) the Board of Directors of BVBC concludes in good faith, after having consulted with outside counsel and financial advisor to BVBC, that such action is required in order for the Board of Directors of BVBC to comply with its fiduciary obligations to BVBC’s shareholders under applicable Law, (3) at least two Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, BVBC gives Heartland written notice of the identity of such Person and of BVBC’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and BVBC receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of BVBC and (4) at least two Business Days prior to furnishing any such nonpublic information to such Person, BVBC furnishes such nonpublic information to Heartland (to the extent such nonpublic information has not been previously furnished by BVBC to Heartland). Without limiting the generality of the foregoing, BVBC acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any BVBC Entity or any of its Representatives will be deemed to constitute a breach of this Section 5.8(a) by BVBC.

(b)BVBC will promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Heartland orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to any of the BVBC Entities (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person prior to the Closing Date. BVBC will keep Heartland fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c)BVBC will immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

(d)Notwithstanding Section 6.2(a) or any other provision of this Agreement, prior to obtaining the Required BVBC Shareholder Vote, the Board of Directors of BVBC (or any committee thereof) may make a Change of BVBC Board Recommendation after the fifth (5th) Business Day following Heartland’s receipt of notice (“Notice of Determination”) from BVBC informing Heartland that the Board of Directors of BVBC (or such committee) has determined in good faith, after having consulted with outside counsel and financial advisor to BVBC, that an Acquisition Proposal is a Superior Proposal and the failure to make a Change in BVBC Board Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law (it being understood that the initial determination under this clause will not be considered a Change in BVBC Board Recommendation), but only if: (i) the Notice of Determination includes or is accompanied by the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal, including copies of any proposed material agreements providing for such Superior Proposal; (ii) during the five (5) Business Day period after receipt of the Notice of Determination (the “Notice Period”), BVBC and the Board of Directors of BVBC shall have negotiated in good faith with Heartland, to the extent Heartland desires to negotiate, to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable BVBC to proceed with the BVBC Board Recommendation without a Change in BVBC Board Recommendation; provided, however, that Heartland shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms, if any, as may have been irrevocably proposed by Heartland in writing before expiration of the Notice Period, the Board of Directors of BVBC has again in good faith, after consultation with outside legal counsel and its financial advisor, made the determination that such Acquisition Proposal constitutes a Superior Proposal and the failure to make a Change in BVBC Board Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law. In the event of any material revisions to an Acquisition Proposal that is the subject of a Notice of Determination and that occur prior to a Change in BVBC Board Recommendation, BVBC shall be required to deliver a new Notice of Determination to Heartland and again comply with the requirements of this Section 5.8(d), except that the Notice Period shall be reduced to three (3) Business Days.

(e)BVBC will not release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which BVBC is a party, and will enforce or cause to be enforced each such agreement at the request of Heartland, unless, with respect to any such standstill agreement, the Board of Directors of BVBC reasonably determines in good faith, after consultation with its outside legal counsel that the enforcement of, or the failure to provide such release or waiver with respect to, any standstill or similar agreement would be inconsistent with its fiduciary duties under applicable Law. BVBC will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of BVBC.

5.9Maintenance of Allowance for Loan and Lease Losses. BVBC will cause BankBV to maintain its ALLL in all material respects in compliance with GAAP and Regulatory Accounting Principles and its existing methodology for determining the adequacy of the ALLL, as well as the standards established by all applicable Governmental Entities and the Financial Accounting Standards Board. BVBC agrees that the ALLL of BankBV will be adequate in all material respects under all standards, and that the ALLL will be consistent with the historical loss experience of the BankBV. Without limiting the generality of the foregoing, BVBC will not permit BankBV to reverse any amount of its previously established ALLL or allow BankBV’s ALLL to be less than $5,000,000.

5.10BVBC Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Heartland, during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, BVBC will not, and will not permit any BVBC Entity, except as may be required by applicable Law, any Governmental Order or policies imposed by any Governmental Entity, (a) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (b) take, or omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 7 not being or becoming capable of being satisfied.

ARTICLE 6
ADDITIONAL COVENANTS AND AGREEMENTS

6.1Filings and Bank Regulatory Approvals. Heartland and BVBC will use all commercially reasonable efforts and will cooperate with each other in the preparation and filing of, and Heartland will file, promptly after the date of this Agreement, all applications, notices or other documents required to obtain the Bank Regulatory Approvals and RIA Regulatory

Approvals, and Heartland will provide copies of the non-confidential portions of such applications, filings and related correspondence to BVBC. Prior to filing each application, registration statement or other document with the applicable Governmental Entity, each party will provide the other party with an opportunity to review and comment on the non-confidential portions of each such application, registration statement or other document and will discuss with the other party which portions of this Agreement will be designated as confidential portions of such applications. Each party will use all commercially reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Except for BVBC’s legal and accounting expenses, Heartland will pay, or will cause to be paid, any applicable fees and expenses in connection with the preparation and filing of such regulatory filings necessary to obtain the Bank Regulatory Approvals the RIA Regulatory Approvals.

6.2Shareholder Meeting; Registration Statement.

(a)BVBC will duly call a special meeting of its shareholders in accordance with the provisions of its Charter and Bylaws (the “BVBC Shareholder Meeting”) for the purpose of voting upon this Agreement and the Merger, and will schedule such meeting based on consultation with Heartland as soon as practicable after the Registration Statement is declared effective. The Board of Directors of BVBC will recommend that the holders of BVBC Common Stock and BVBC Series B Preferred Stock approve this Agreement and the Merger (the “BVBC Board Recommendation”), and BVBC will use its best efforts (including soliciting proxies for such approval) to obtain the Required BVBC Shareholder Vote. The BVBC Board Recommendation may not be withdrawn or modified in a manner adverse to Heartland, and no resolution by the Board of Directors of BVBC or any committee thereof to withdraw or modify the BVBC Board Recommendation in a manner adverse to BVBC may be adopted; provided, however, that notwithstanding the foregoing, prior to the adoption of this Agreement by the Required BVBC Shareholder Vote and in strict compliance with Section 5.8(d), the Board of Directors of BVBC may withdraw, qualify or modify the BVBC Board Recommendation or approve, adopt, recommend or otherwise declare advisable any Superior Proposal made after the date hereof and not solicited, initiated or encouraged in breach of Section 5.8, if the Board of Directors of BVBC determines in good faith, after consultation with outside counsel, that failure to do so would be likely to result in a breach of fiduciary duties under applicable Law (a “Change of BVBC Board Recommendation”). In determining whether to make a Change of BVBC Board Recommendation in response to a Superior Proposal or otherwise, the Board of Directors of BVBC will take into account any changes to the terms of this Agreement proposed by Heartland or any other information provided by Heartland in response to such notice.

(b)For the purposes of (i) holding the BVBC Shareholder Meeting and (ii) registering Heartland Common Stock to be issued to shareholders of BVBC in connection with the Merger with the SEC and with applicable state securities authorities, Heartland will prepare, with the cooperation of BVBC (which will, for the avoidance of doubt, be given the opportunity to participate in the preparation of the Registration Statement and will have the right to approve the content of the Registration Statement relating to the BVBC Entities), a registration statement on Form S‑4 (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the “Registration Statement”), which will include a proxy statement/prospectus satisfying all applicable requirements of the Securities Act and applicable Blue Sky Laws (such proxy statement/prospectus, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement/Prospectus”).

(c)Heartland will furnish such information concerning Heartland and its Subsidiaries as is necessary in order to cause the Proxy Statement/Prospectus and the Registration Statement, insofar as they relate to Heartland and its Subsidiaries, to be prepared in accordance with Section 6.2(b). Heartland agrees promptly to notify BVBC if at any time prior to the BVBC Shareholder Meeting any information provided by Heartland in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy or omission.

(d)BVBC will promptly furnish Heartland with such information concerning the BVBC Entities as is necessary in order to cause the Proxy Statement/Prospectus and the Registration Statement, insofar as they relate to the BVBC Entities, to be prepared in accordance with Section 6.2(b), including the opinion of counsel as to Tax matters required to be filed as an exhibit thereto. BVBC agrees promptly to notify Heartland if at any time prior to the BVBC Shareholder Meeting any information provided by BVBC in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect, and to provide Heartland with the information needed to correct such inaccuracy or omission.

(e)Heartland will promptly file the Registration Statement with the SEC and applicable state securities agencies. Heartland will use commercially reasonable efforts to cause (i) the Registration Statement to become effective under the Securities Act and applicable Blue Sky Laws at the earliest practicable date, and (ii) the shares of Heartland Common Stock issuable to the BVBC Shareholders to be authorized for listing on the NASDAQ Global Select Market or other national securities exchange. At the time the Registration Statement becomes effective, Heartland will use its commercially reasonable efforts to ensure that the Registration Statement complies in all material respects with the provisions of the Securities Act and applicable Blue Sky Laws. BVBC hereby authorizes Heartland to utilize in the Registration Statement the information concerning the BVBC Entities provided to Heartland for the purpose of inclusion in the Proxy Statement/Prospectus. Heartland will advise BVBC promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and Heartland will furnish BVBC with copies of all such documents. Prior to the Effective Time or the termination of this Agreement, each party will consult with the other with respect to any material (other than the Proxy Statement/Prospectus) that might constitute a “prospectus” relating to the Merger within the meaning of the Securities Act.

(f)None of the information relating to Heartland and its Subsidiaries that is provided by Heartland for inclusion in: (i) the Proxy Statement/Prospectus, any filings or approvals under applicable federal or state banking Laws or state securities Laws, or any filing pursuant to the Securities Act will, at the time of mailing the Proxy Statement/Prospectus to the BVBC Shareholders, at the time of the BVBC Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(g)None of the information relating to the BVBC Entities that is provided by BVBC for inclusion in: (A) the Proxy Statement/Prospectus, any approvals under applicable federal or state banking Laws or state securities Laws, or any filing pursuant to the Securities Act will, at the time of mailing the Proxy Statement/Prospectus to the BVBC Shareholders, at the time of the BVBC Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; and (B) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(h)Heartland will bear the costs of all SEC filing fees with respect to the Registration Statement and the costs of qualifying the shares of Heartland Common Stock under the Blue Sky Laws, to the extent necessary. Heartland will also bear the costs of all NASDAQ listing fees with respect to listing the shares of Heartland Common Stock on the NASDAQ Global Select Market or other national securities exchange pursuant to this Agreement. Heartland will bear all printing and mailing costs in connection with the preparation and mailing of the Proxy Statement/Prospectus to BVBC shareholders. Heartland and BVBC will each bear their own legal and accounting expenses in connection with the preparation of the Proxy Statement/Prospectus and the Registration Statement.

6.3Establishment of Accruals. If reasonably requested by Heartland, on the Business Day immediately prior to the Closing Date, BVBC will cause BankBV and any BankBV Subsidiaries, consistent with GAAP, to establish such additional accruals and reserves as Heartland indicates are necessary to conform their accounting and credit loss reserve practices and methods to those of Heartland (as such practices and methods are to be applied to BankBV and any BankBV Subsidiaries from and after the Effective Time) and reflect Heartland’s plans with respect to the conduct of the businesses of BankBV and the BankBV Subsidiaries following the Merger and to provide for the costs and expenses relating to the consummation by BVBC of the transactions contemplated by this Agreement; provided, however, that any such accruals and reserves will not affect the determination of Adjusted Tangible Common Equity and will not create any personal liability for any director or officer of BVBC or BankBV. No such accruals or reserves will of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by BVBC (a) of any adverse circumstances for purposes of determining whether the conditions to Heartland’s obligations under this Agreement have been satisfied; or (b) that such adjustment has any bearing on the Aggregate Merger Consideration. In no event will any accrual, reserve or other adjustment required or permitted by this Section 6.3 require (i) any prior filing with any Governmental Entity or violate any Law, rule or order applicable to BankBV and the BankBV Subsidiaries or (ii) any BVBC Entity to change any accounting methods for Tax purposes with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date.

6.4Employee Matters.

(a)General. At the request of Heartland, BVBC agrees to take reasonable actions to commence the termination of any Plans as of the Effective Time on terms reasonably acceptable to Heartland. If any Plans are not so terminated, after the Effective Time, Heartland will have the right to continue, amend, merge or terminate any of such Plans in accordance with the terms thereof and subject to any limitation arising under applicable Law, including Tax qualification requirements. If, after the Effective Time, there are any Plans for which the Surviving Corporation or any of its Subsidiaries continues to be a participating employer, Heartland will have the right to discontinue such participation in any of such Plans in accordance with the terms thereof and subject to any limitation arising under applicable Law. However, until Heartland takes such action, such Plans will continue in force for the benefit of present and former employees of the BVBC Entities who have any present or future entitlement to benefits under any such Plans.

(b)Compensation and Benefits. Heartland agrees that each BVBC Entity Employee will, during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, be provided with (i) base salary or wage rate and cash incentive compensation opportunities the same as are provided as of the date hereof and (ii) employee benefits (excluding equity compensation benefits) that are substantially comparable in the aggregate to those provided as of the date hereof.

(c)Participation in Heartland Benefit Plans. At a date no later than fifteen (15) Business Days after the Closing Date, each BVBC Entity Employee will be eligible to participate in the health, vacation and other non-equity based employee benefit plans of Heartland or its Subsidiaries (the “Heartland Plans”) to the same extent as similarly situated employees of Heartland and to the extent permitted by the applicable Heartland Plan or applicable Law; provided, however, that (a) nothing in this Section 6.4(b) or elsewhere in this Agreement will limit the right of Heartland or any of its Subsidiaries to amend or terminate a Heartland Plan at any time. With respect to the Heartland Plans, Heartland will, or will cause its Subsidiaries to do the following: (i) with respect to each Heartland Plan that is a medical/prescription, dental or vision plan, (x) waive any exclusions for pre-existing conditions under such Heartland Plan that would result in a lack of coverage for any condition for which the applicable BVBC Entity Employee would have been entitled to coverage under the corresponding Plan in which such BVBC Entity Employee was an active participant immediately prior to his or her transfer to Heartland Plan; (y) waive any waiting period under such Heartland Plan, to the extent that such period exceeds the corresponding waiting period under the corresponding Plan in which such BVBC Entity Employee was an active participant immediately prior to his or her transfer to Heartland Plan (after taking into account the service credit provided for herein for purposes of satisfying such waiting period); and (z) so long as the insurance companies of the BVBC Entities provide information related to the amount of such credit that is available to Heartland, provide each BVBC Entity Employee with credit for deductibles paid by such BVBC Entity Employee prior to his or her transfer to a Heartland Plan (to the same extent such credit was given under the analogous Plan prior to such transfer) in satisfying any applicable deductible or out-of-pocket requirements under such Heartland Plan for the plan year that includes such transfer and (ii) fully recognize service of the BVBC Entity Employees with any of the BVBC Entities for purposes of eligibility to participate and vesting credit, and, solely with respect to vacation and severance benefits, benefit accrual in any Heartland Plan in which the BVBC Entity Employees are eligible to participate after the Closing Date, to the extent that such service was recognized for that purpose under the analogous Plan prior to such transfer. Heartland will extend coverage to BVBC Entity Employees for health care, dependent care and limited purpose health care flexible spending accounts established under Section 125 of the Code to the same extent as available to similarly situated employees of Heartland to the extent permitted by such Heartland Plans and applicable Law. Heartland will give effect to any elections made by BVBC Entity Employees with respect to such accounts under any flexible benefits cafeteria plan of any BVBC Entity to the extent permitted by such Heartland Plan and applicable Law. BVBC Entity Employees will be credited with amounts available for reimbursement equal to such amounts as were credited under any flexible benefits cafeteria plan of either BVBC or BankBV to the extent permitted by such Heartland Plan and applicable Law. The foregoing will not apply to the extent it would result in duplication of benefits.

(d)Terminated BVBC Entity Employees. To the extent that Heartland terminates the employment of any BVBC Entity Employee without “cause,” as that term is defined in the sole discretion of Heartland, at, or within six months after, the Effective Time, and such BVBC Entity Employee is not otherwise entitled to severance benefits under a separate contractual obligation with any of the BVBC Entities in effect on the date of this Agreement, Heartland will offer such BVBC Entity Employee (i) severance benefits approximately equivalent to one week of base compensation for each full year of service to a BVBC Entity with a minimum of two and a maximum of 26 weeks of severance pay, on terms and conditions to be established in the sole discretion of Heartland, and (ii) employer-paid outplacement services to the same extent, and on such terms and conditions, as such services are offered to similarly situated employees of Heartland.

(e)BVBC Entity Employee Retention Program. Prior to the Effective Time, BVBC and Heartland will mutually agree on and establish an employee retention bonus program and will allocate pursuant to such program cash awards to certain BVBC Entity Employees to remain in the employ of one of the BVBC Entities through the completion of the system integration process between the BVBC Entities, on the one hand, and Heartland on the other hand.

(f)Affordable Care Act Reporting. As of the earlier of the Closing Date or the applicable reporting deadline under the Affordable Care Act, each BVBC Entity and any Commonly Controlled Entity will accurately complete and timely file with the IRS, and timely send to all covered individuals, as applicable, any required IRS Forms 1094‑B, 1095‑B, 1094‑C and 1095‑C for the 2018 calendar year with respect to each Plan that is subject to the Affordable Care Act.

(g)Limitation on Enforcement. This Agreement is an agreement solely between BVBC and Heartland. Nothing in this Agreement, including this Section 6.4, whether express or implied, confers upon any BVBC Entity Employees, employees of Heartland and its Subsidiaries or any other Person, any rights or remedies, including: (i) any right to employment or recall, (ii) any right to continued employment for any specified period, or (iii) any right to any particular compensation, benefit or aggregate of benefits, or any other term or condition of employment, of any kind or nature whatsoever.

6.5Tax Treatment. Neither BVBC or Heartland will take any action or cause to be taken any action, whether before or after the Effective Time or the Effective Date, as the case may be, that would reasonably be expected to disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. BVBC and Heartland each agree to file all Returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

6.6Updated Schedules. On a date 15 Business Days prior to the Effective Date and on the Effective Date, BVBC will modify any Schedule to this Agreement or add any Schedule or Schedules for the purpose of making the representations and warranties to which any such Schedule relates true and correct in all material respects as of such date, whether to correct any misstatement or omission in any Schedule or to reflect any additional information obtained by BVBC subsequent to the date any Schedule was previously delivered by BVBC to Heartland. Notwithstanding the foregoing, any updated Schedule will not have the effect of making any representation or warranty contained in this Agreement true and correct in all material respects for purposes of Section 7.3(a).

6.7Indemnification; Directors’ and Officers’ Insurance.

(a)Heartland agrees that all rights of the present and former directors, officers and employees of any of the BVBC Entities to indemnification provided for in the Charter or Bylaws or any indemnification agreement of such BVBC Entity, as applicable, as in effect on the date hereof, or required under any applicable Law (including rights to advancement of expenses and exculpation), will survive the Merger and continue in full force and effect until the earlier of the date on which the applicable statute of limitations expires or the date on which the six-year anniversary of the Closing Date occurs (each such director ,officer and employee being sometimes hereinafter be referred to as an “Indemnified Party”). Without limiting the generality of the foregoing, Heartland agrees that, following the Effective Time, the Surviving Corporation will indemnify any Person made a party to any proceeding by reason of the fact that such Person was a director, officer or employee of any of the BVBC Entities at or prior to the Effective Time to the fullest extent provided in, and will advance expenses in accordance with, the Charter and Bylaws or any indemnification agreement of such BVBC Entity, as applicable, in the form previously provided to Heartland and effective as of the date of this Agreement, in each case subject to all the limitations set forth in such Charter and Bylaws. Notwithstanding anything to the contrary contained in this Section 6.7, nothing contained in this Agreement will require Heartland to indemnify, defend or hold harmless any Indemnified Party (i) to a greater extent than any BVBC Entity is required to, as of the date of this Agreement, indemnify, defend and hold harmless such Indemnified Party or (ii) for any amount in excess of the coverage provided by the D&O Insurance. Any indemnification provided pursuant to this Section 6.7 will be provided only to the extent that such indemnification is permitted by any applicable federal or state Laws.

(b)Prior to the Effective Time, BVBC will or, if BVBC is unable to, Heartland as of the Effective Time will, obtain a “tail” insurance policy with a claims period of at least six years from and after the Effective Time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, the “D&O

Insurance”) with benefits and levels of coverage at least as favorable to the Indemnified Parties as the existing policies of the BVBC Entities with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). Heartland will pay the premium for the D&O Insurance; provided, however, that in no event will Heartland be required to expend more than 200% of the current amount expended on an annual basis by BVBC and BankBV to procure their existing D&O insurance policies. If BVBC or Heartland for any reason is unable to obtain such tail D&O Insurance policy on or prior to the Effective Time, Heartland will obtain as much as comparable D&O insurance as is available at a cost in the aggregate for such six-year period up to 200% of the current annual premiums expended by the BVBC Entities for their existing D&O Insurance policies. Any insurance premium payments made by Heartland pursuant to this Section 6.7(b) will be considered Transaction Expenses in accordance with the definition of “Transaction Expenses” set forth in Article I.

(c)The provisions of this Section 6.7 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party as if he or she were a party to this Agreement.

6.8Statutory Trusts. BVBC, as the owner of the Statutory Trust Securities that are common securities, will cause each of the Statutory Trusts (a) to remain a statutory trust, (b) to otherwise continue to be classified as a grantor trust for federal income Tax purposes, and (c) to cause each holder of Statutory Trust Securities that are preferred securities to be treated as owning an undivided beneficial interest in the Statutory Trust Indentures. Upon the Effective Time, Heartland will assume BVBC’s obligations and acquire its rights relating to the Statutory Trusts, including BVBC’s obligations and rights under the Statutory Trust Indentures, Statutory Trust Securities and the other Statutory Trust Agreements. In connection therewith, BVBC will assist Heartland in assuming BVBC’s obligations and acquiring its rights under the Statutory Trusts, and will provide the documentation required to make such assumption of obligations and acquisition of rights effective including any supplemental indentures or certificates that may be required under the Statutory Trust Agreements. Subject to the terms of the Statutory Trust Securities, immediately prior to the Closing, BVBC will pay, or cause to be paid, to the proper Persons all deferred and accrued but unpaid interest and any outstanding fees relating to the Statutory Trust Indentures, and the Statutory Trusts.

6.9Determination of Adjusted Tangible Common Equity. As soon as practicable after the Determination Date, BVBC will prepare the BVBC Determination Date Balance Sheet. Within five (5) Business Days following the Determination Date, BVBC will prepare and deliver to Heartland its good faith determination of (a) the Adjusted Tangible Common Equity, together with reasonable support therefor (including the BVBC Determination Date Balance Sheet), and (b) the BVBC Determination Date Transaction Expenses, together with reasonable support therefor. If BVBC and Heartland agree on the amount of the Adjusted Tangible Common Equity, such amount will be final and conclusive. If Heartland and BVBC disagree as to such calculations and are unable to reconcile their differences in writing within five (5) Business Days, unless otherwise agreed upon by the parties, the items in dispute will be submitted to a mutually acceptable independent national accounting firm in the United States for final determination, and the calculations will be deemed adjusted in accordance with the determination of the independent accounting firm and will become binding, final and conclusive upon all of the parties hereto. The independent accounting firm will consider only the items in dispute and will be instructed to act within five Business Days (or such longer period as BVBC and Heartland may agree) to resolve all items in dispute. BVBC and Heartland will share equally the payment of reasonable fees and expenses of the independent accounting firm.

6.10Bank Merger. Heartland and BVBC will take all actions as may be required to cause the Bank Merger to occur as of the Effective Time or immediately thereafter.

ARTICLE 7
CONDITIONS

7.1Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby will be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)Bank Regulatory Approvals. The Bank Regulatory Approvals and the RIA Regulatory Approvals will have been obtained and the applicable waiting periods, if any, under all statutory or regulatory waiting periods will have lapsed. None of the Bank Regulatory Approvals or the RIA Regulatory Approvals will contain any conditions or restrictions that would (i) be reasonably expected to be materially burdensome on, or impair in any material respect the benefits of the transactions contemplated by this Agreement to, Heartland and M&JBank, taken as a whole, or BVBC or any BVBC Entity, taken as a whole; (ii) require any Person other than Heartland to be deemed a bank holding company under the Bank Holding Company Act; (iii) require any Person other than Heartland to guaranty, support or maintain the capital of BankBV; (iv) prohibit direct or indirect ownership or operation by Heartland of all or a material portion of the business or assets of the BVBC Entities or Heartland or any of its

Subsidiaries, or compel Heartland or any of its Subsidiaries or any BVBC Entity to dispose of or to hold separately all or a material portion of its business or assets or any of its Subsidiaries or of such BVBC Entity; or (v) require a material modification of, or impose any material limitation or restriction on, the activities, governance, legal structure, compensation or fee arrangements of Heartland or any of its Subsidiaries, taken as a whole.

(b)No Prohibitive Change of Law. There will have been no Law, domestic or foreign, enacted or promulgated, which would materially impair the consummation of the transactions contemplated hereby.

(c)Governmental Action. There will not be any action taken, or any Law or Governmental Order proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity which would reasonably be expected to result, directly or indirectly, in (i) restraining, prohibiting or otherwise impairing the consummation of the transactions contemplated hereby or obtaining material damages from any BVBC Entities or Heartland or any of Heartland’s Subsidiaries in connection with such transactions, (ii) prohibiting direct or indirect ownership or operation by Heartland of all or a material portion of the businesses or assets of any BVBC Entity or of Heartland or any of its Subsidiaries, or to compelling Heartland or any of its Subsidiaries or any BVBC Entity to dispose of or to hold separately all or a material portion of the business or assets of Heartland or any of its Subsidiaries or of such BVBC Entity, as a result of the transactions contemplated hereby, or (iii) requiring direct or indirect divestiture by Heartland of any of its business or assets or of the business or assets of any BVBC Entity.

(d)No Termination. No party hereto will have terminated this Agreement as permitted herein.

(e)Shareholder Approval. The Merger will have been approved by the Required BVBC Shareholder Vote.

(f)Registration Statement; Listing. The Registration Statement will have been declared and will remain effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement will have been issued and no action, lawsuit, proceeding or investigation for that purpose will have been initiated or threatened by the SEC, and all approvals required under Blue Sky Laws relating to the shares of Heartland Common Stock issuable to the shareholders of BVBC hereunder will have been received. The shares of Heartland Common Stock issuable to the BVBC Shareholders will have been authorized for listing on the NASDAQ Global Select Market or other national securities exchange, subject to official notice of issuance.

7.2Additional Conditions to Obligation of BVBC. The obligation of BVBC to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

(a)Representations and Warranties. (i) The representations and warranties set forth in Article 3 that are not subject to materiality or Material Adverse Effect qualifications will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date, and (ii) the representations and warranties set forth in Article 3 that are subject to materiality or Material Adverse Effect qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date.

(b)Agreements. Heartland will have performed and complied in all material respects with each of its agreements contained in this Agreement.

(c)Officer’s Certificate. Heartland will have furnished to BVBC a certificate of the Chief Financial Officer of Heartland, dated as of the Effective Time, in which such officer will certify to the conditions set forth in Sections 7.2(a) and (b).

(d)Heartland Secretary’s Certificate. Heartland will have furnished to BVBC (i) copies of the text of the resolutions by which the corporate action on the part of Heartland necessary to approve this Agreement and the transactions contemplated hereby were taken, and (ii) a certificate dated as of the Effective Time executed on behalf of Heartland by its corporate secretary or one of its assistant corporate secretaries certifying to BVBC that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

(e)Change in Control of Heartland. Heartland will not have (i) been merged or consolidated with or into, or announced an agreement to merge with or into, another corporation in any transaction in which the holders of the voting securities of Heartland would not hold a majority of the voting securities of the surviving corporation, (ii) sold all or substantially all of its assets, or (iii) had one Person or group acquire, directly or indirectly, beneficial ownership of more than 50% of the outstanding Heartland Common Stock.

(f)Legal Opinion. BVBC will have received an opinion of Hunton Andrews Kurth LLP that based on the terms of this Agreement and based on certain facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including representations and covenants contained in certificates of officers of BVBC and Heartland.

(g)Other Materials. BVBC will have received the materials set forth in Section 2.12(b).

7.3Additional Conditions to Obligation of Heartland. The obligation of Heartland to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

(a)Representations and Compliance. (i) The representations and warranties set forth in Article 4 that are not subject to materiality or Material Adverse Effect qualifications will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date, and (ii) the representations and warranties set forth in Article 4 that are subject to materiality or Material Adverse Effect qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date.

(b)Agreements. BVBC will have performed and complied in all material respects with each of its agreements contained in this Agreement.

(c)Officers’ Certificate of BVBC. BVBC will have furnished to Heartland a certificate of the Chief Executive Officer and Chief Financial Officer of BVBC, dated as of the Effective Date, in which such officers will certify to the conditions set forth in Sections 7.3(a) and 7.3(b).

(d)BVBC Secretary’s Certificate. BVBC will have furnished to Heartland (i) copies of the text of the resolutions by which the corporate action on the part of BVBC necessary to approve this Agreement and the transactions contemplated hereby were taken, and (ii) a certificate dated as of the Effective Time executed on behalf of BVBC by its corporate secretary or one of its assistant corporate secretaries certifying to Heartland that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

(e)Dissenting Shares. The total number of Dissenting Shares will be no greater than five percent (5%) of the number of shares of BVBC Common Stock issued and outstanding as of the Effective Time.

(f)Required Consents. Each Required Consent will have been obtained and be in full force and effect, and such actions as Heartland’s counsel may reasonably require will have been taken in connection therewith.

(g)No Equity Claims. No Person (other than a holder of shares of BVBC Common Stock or BVBC) will have asserted that such Person (i) is the owner of, or has the right to acquire or to obtain ownership of, any capital stock of, or any other voting, equity or ownership interest in, either of BVBC or BankBV or (ii) is entitled to any of the Merger Consideration.

(h)Regnier Employment Agreement. The Regnier Employment Agreement will be in full force and effect, and Regnier will not have indicated any intention of not fulfilling his obligations under the Regnier Employment Agreement.

(i)Conversion of BVBC Series B Preferred Stock. Each issued and outstanding share of BVBC Series B Preferred Stock will have been converted into one share of BVBC Common Stock as of the Effective Time.

(j)Vesting of BVBC Unvested Restricted Stock. Each share of BVBC Unvested Restricted Stock will be fully vested as of the Effective Time.

(k)Closing Date Bank Stock Loan Indebtedness; Release of Encumbrances. BVBC will have delivered to Heartland on or prior to the second Business Day prior to the Closing Date a letter from the lender with respect to the Closing Date Bank Stock Loan Indebtedness evidencing the aggregate amount of such indebtedness outstanding as of the Closing Date (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such indebtedness on the Closing Date), including (i) a customary statement that (A) if such aggregate amount is paid to the lender on the Closing Date, such indebtedness will be repaid and/or redeemed in full, and (B) all Encumbrances securing such Closing Date Bank Stock Loan Indebtedness (if any) may thereafter be automatically released and terminated, (ii) authorizations to file any Uniform Commercial Code termination statements, terminations and releases of outstanding mortgages and security interests as are reasonably necessary to release such Encumbrances, and (iii) a customary statement that, upon the receipt of payment of such indebtedness, all tangible collateral (including, without limitation, all stock certificates) securing the obligations under such indebtedness in possession of the lender with respect thereto will be promptly delivered to Heartland (the “Payoff Letter”).

(l)Other Materials. Heartland will have received the materials set forth in Section 2.12(a).

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER

8.1Reasons for Termination. This Agreement, by prompt written notice given to the other parties prior to or at the Closing, may be terminated:

(a)by mutual consent of the Boards of Directors of Heartland and BVBC;

(b)by either party in the event a Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing;

(c)by either party in the event any Governmental Authorization required to permit the consummation of the transactions contemplated by this Agreement will have been denied and such denial has become final and non-appealable (unless such denial arises out of, or results from, a material breach by the party seeking to terminate this Agreement of any representation, warranty or covenant of such party);

(d)by BVBC if:

(i)the Closing has not occurred by July 31, 2019 (the “Termination Date”); provided that BVBC will not be entitled to terminate this Agreement pursuant to this clause (d)(i) if (x) BVBC’s failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement, (y) BVBC has refused, after satisfaction of the conditions set forth in Sections 7.1 and 7.2, to close in accordance with Section 2.12 or (z) the circumstances or events underlying the termination rights set forth in clauses (d)(iii) or (d)(iv) of this Section 8.1 will have occurred;

(ii)Heartland will have breached any representation, warranty or agreement of Heartland in this Agreement in any material respect and such breach cannot be or is not cured within thirty (30) days after written notice of such breach is given by BVBC to Heartland;

(iii)at the BVBC Shareholder Meeting, this Agreement will not have been duly adopted by the Required BVBC Shareholder Vote;

(iv)(A) BVBC will have delivered to Heartland a written notice of the intent of BVBC to enter into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal based on an Acquisition Proposal received by it, (B) five Business Days have elapsed following delivery to Heartland of such written notice by BVBC, (C) during such five Business Day period BVBC has fully complied with the terms of Section 5.8, including informing Heartland of the terms and conditions of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal, with the intent of enabling Heartland to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, (D) at the end of such five business-day period the Board of Directors of BVBC will have continued reasonably to believe that such Acquisition Proposal constitutes a Superior Proposal, (E) BVBC pays to Heartland the termination fee in accordance with Section 8.4, and (F) BVBC will have entered into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal or the Board of Directors of BVBC will have resolved to do so;

(v)at any time within five Business Days after the Determination Date, but only if:

(x)    the Heartland Determination Date Stock Price (as defined below) is less than $37.75 per share; and
(y)    the number obtained by dividing the Heartland Determination Date Stock Price by the Initial Heartland Stock Price (as defined below) is less than the number obtained by dividing (A) the Final Index Price (as defined below) by (B) the Initial Index Price (as defined below) and subtracting 0.150 from such quotient; provided, however, that a termination by BVBC pursuant to this Section 8.1(d)(v) will have no force and effect if Heartland agrees in writing (within five Business Days after receipt of BVBC’s written notice of such termination) to increase the Exchange Ratio or the Adjusted Exchange Ratio, as the case may be, to an amount equal to (i) (X) the Exchange Ratio or the Adjusted Exchange Ratio, as the case may be, divided by (Y) the Heartland Determination Date Stock Price, multiplied by (ii) $37.75. If within such five-Business Day period, Heartland delivers written notice to BVBC that Heartland intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies BVBC in writing of the revised Exchange Ratio or the Adjusted Exchange Ratio, as the case may be, then no termination will occur pursuant to this Section 8.1(d)(v), and this Agreement will remain in full force and effect in accordance with its terms (except that the Exchange Ratio or the Adjusted Exchange Ratio, as the case may be, will be modified in accordance with this Section 8.1(d)(v)).
For purposes of this Section 8.1(d)(v), the following terms will have the meanings indicated below:
“Final Index Price” means the average of the daily closing value of the Index for the 15 consecutive trading days ending on and including the trading day immediately preceding the 10th day prior to the Determination Date.
“Index” means the KBW NASDAQ Regional Banking Index (KRX) or, if such index is not available, such substitute or similar index as substantially replicates the KBW NASDAQ Regional Banking Index (KRX).
“Index Ratio” means the Final Index Price divided by the Initial Index Price.
“Initial Heartland Stock Price” means $44.42.
“Initial Index Price” means the closing value of the Index on the date immediately prior to the date of this Agreement.
If Heartland or any company belonging to the Index declares or effects a stock dividend, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company will be appropriately adjusted for the purposes of applying this Section 8.1(d)(v); or
(vi)any of the conditions set forth in Sections 7.1 or 7.2 will have become impossible to satisfy (other than through a failure of BVBC to comply with its obligations under this Agreement).

(e)by Heartland if:

(i)the Closing has not occurred by the Termination Date; provided that Heartland will not be entitled to terminate this Agreement pursuant to this clause (e)(i) if (x) Heartland’s failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement, or (y) Heartland has refused, after satisfaction of the conditions set forth in Sections 7.1 or 7.3, to close in accordance with Section 2.12;

(ii)BVBC will have breached any representation, warranty or agreement in this Agreement in any material respect and such breach cannot be or is not cured within thirty (30) days after written notice of such breach is given by Heartland to BVBC;

(iii)at the BVBC Shareholder Meeting, this Agreement will not have been duly adopted by the Required BVBC Shareholder Vote; or

(iv)any of the conditions set forth in Sections 7.1 or 7.2 will have become impossible to satisfy (other than through a failure of Heartland to comply with its obligations under this Agreement).

8.2Effect of Termination. Except as provided in Sections 8.3 and 8.4 and any provisions set forth herein that survive the termination of this Agreement, if this Agreement is terminated pursuant to Section 8.1, this Agreement will forthwith become void, there will be no Liability under this Agreement on the part of Heartland, BVBC or any of their respective Representatives or Subsidiaries, and all rights and obligations of each party hereto will cease; provided, however, that, subject to Sections 8.3, and 8.4, nothing herein will relieve any party from Liability arising out of its own fraud, willful misconduct or intentional breach of this Agreement.

8.3Expenses. Except as otherwise provided in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such Expenses, whether or not the Merger is consummated. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Sections 8.1(d)(iii), 8.1(e)(ii) or 8.1(e)(iii), or for any of the reasons set forth in Section 8.4, then BVBC will pay to Heartland, within five Business Days of presentation by Heartland of reasonably detailed invoices for the same, all Expenses reasonably incurred by Heartland provided that the amount paid will not exceed $1,000,000, and, if this Agreement is terminated pursuant to Section 8.1(d)(ii), then Heartland will pay to BVBC, within five Business Days of presentation by BVBC of reasonably detailed invoices for the same, all Expenses reasonably incurred by BVBC provided that the amount paid will not exceed $1,000,000. As used in this Agreement, “Expenses” will consist of all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of the approval of the Merger by holders of BVBC Common Stock and all other matters related to the consummation of the Merger.

8.4BVBC Termination Fee. If this Agreement is terminated by BVBC pursuant to Section 8.1(d)(iv), or by Heartland pursuant to Section 8.1(e)(ii) because of a breach of any portion of Section 5.8 or Section 6.2(a), then BVBC will pay to Heartland (in lieu of any payment that may be due under Section 8.3), a termination fee of $3,756,000 as the sole and exclusive remedy of Heartland (including any remedy for specific performance), as agreed-upon liquidated damages.

8.5Amendment. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto, provided, however, that Heartland may, in its sole discretion, amend Sections 4.14 and 5.1 to increase any of the dollar thresholds contained in those sections or to relax any other requirements in such Sections in order to obtain the Bank Regulatory Approvals.

8.6Waiver. At any time prior to the Effective Time, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to waiving party’s own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

ARTICLE 9
GENERAL PROVISIONS

9.1Press Releases and Announcements. Any public announcement, including any announcement to employees, customers, suppliers or others having dealings with any BVBC Entity, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, will be issued, if at all, at such time and in such manner as Heartland will determine and approve, or as required by applicable Law. Notwithstanding the foregoing, Heartland and BVBC agree that (a) a press release for national dissemination announcing the execution of this Agreement in a form prepared by Heartland and reviewed and approved by BVBC (with such approval not to be unreasonably withheld, conditioned or delayed) may be made on the day after execution of this Agreement, or as soon thereafter as practicable, and (b) any press release or customer communication relating to this Agreement and the transactions contemplated hereby issued for dissemination in Johnson County, Kansas prior to the Effective Time will be in a form prepared by Heartland and reviewed and approved by BVBC (with such approval not to be unreasonably withheld, conditioned or delayed). Heartland will have the right to be present for any in-Person announcement by BVBC. Unless consented to by Heartland or required by Law, BVBC will keep, and will cause the BVBC Entities to keep, this Agreement and the transactions contemplated by this Agreement confidential.

9.2Notices. All notices and other communications hereunder will be in writing and will be sufficiently given if made by hand delivery, by e-mail, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as will be specified by it by like notice):

if to Heartland:
Heartland Financial USA, Inc.
707 17th Street, Suite 2950
Denver, Colorado 80202

Attention:	J. Daniel Patten, Executive Vice President, Finance and Corporate Strategy
Telephone:    (720) 873-3780
E-mail:        DPatten@htlf.com

with copies to:
Heartland Financial USA, Inc.
1398 Central Avenue
P.O. Box 778
Dubuque, Iowa 52004-0778

Attention:	Michael J. Coyle, Executive Vice President, Senior General Counsel and Corporate Secretary
Telephone:    (563) 589-1994
E-mail:        MCoyle@htlf.com

and
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402
Attention:    Jay L. Swanson
John Marsalek
Telephone:    (612) 340-2600
E-mail:        swanson.jay@dorsey.com
marsalek.john@dorsey.com

if to BVBC:
Blue Valley Ban Corp.
11935 Riley Street
Overland Park, Kansas 66213

Attention:	Robert D. Regnier, Chairman, President and Chief Executive Officer
Telephone:    (913) 338-2000
E-mail:        bregnier@bankbv.com

with a copy to:
Hunton Andrews Kurth LLP
Fountain Place
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Attention:    Elizabeth Whitaker
Telephone:    (214) 468-3575
E-mail:        bwhitaker@huntonak.com

All such notices and other communications will be deemed to have been duly given as follows: when delivered by hand, if personally delivered; three Business Days after being deposited in the mail, postage prepaid, if delivered by mail; when receipt electronically acknowledged, if e-mailed; and the next day after being delivered to an overnight delivery service.
9.3Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement, except that Heartland may assign any of its rights under this Agreement to one or more Subsidiaries of Heartland, so long as Heartland remains responsible for the performance of all of its obligations under this Agreement. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

9.4No Third Party Beneficiaries. Except as provided in Section 6.7(c), nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.

9.5Schedules.

(a)The Schedules correspond to the specific sections contained in Article 4, which set forth an exception to one or more representations or warranties contained in Article 4 or to one or more covenants contained herein (whether or not such section of this Agreement expressly references a schedule thereto). Except as set forth in the Schedules, the information contained therein is dated as of the date of this Agreement or, if delivered pursuant to Section 6.6, as of such date delivered. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect.

(b)For purposes of this Agreement, a Schedule relating to a certain section may incorporate by reference disclosures made in other Schedules; provided, however, that any disclosure with respect to a particular Schedule will be deemed adequately disclosed in other Schedules to the extent it is readily apparent from the nature of the disclosure that such disclosure also applies to such other Schedules. Nothing in a Schedule is deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the Schedule identifies the exception with reasonable particularity.

(c)In the event of any inconsistency between the statements in this Agreement and statements in a Schedule, the statements in this Agreement will control and the statements in the Schedule will be disregarded.

9.6Interpretation. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders will be deemed to include the others if the context requires. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular if the context requires. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “but not limited to,” whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Any reference to any money or currency or use of “$” will be in U.S. dollars. Except as the context may otherwise require, references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any Schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate Schedule. References to a statute will be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

9.7Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated, and the parties will negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

9.8Complete Agreement. This Agreement, together with the Ancillary Documents, contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral. BVBC acknowledges that Heartland has made no representations, warranties, agreements, undertakings or promises except for those expressly set forth in this Agreement or in any of the Ancillary Documents to which Heartland is a signatory.

9.9Governing Law. THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

9.10Submission to Jurisdiction. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware or of the United States of America located in the State of Delaware, solely in respect of the interpretation and enforcement of the provisions of this Agreement and the Ancillary Documents, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any Litigation relating to the interpretation or enforcement of this Agreement or any of the Ancillary Documents, that either of such parties is not subject thereto or that such Litigation may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any Ancillary Document may not be enforced in or by such courts. The parties hereto irrevocably agree that all claims with respect to such Litigation will be heard and determined in such courts. The parties hereby consent to and grant any such court’s jurisdiction over such parties and over the subject matter of such dispute, and agree that mailing of process or other papers in connection with any such Litigation in the manner provided in Section 9.2 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

9.11Specific Performance. Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the businesses, assets and properties of each BVBC Entity, is unique, that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at Law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each of the parties agrees that the other party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at Law or in equity (without any requirement that Heartland provide any bond or other security). The parties waive any defense that a remedy at Law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

9.12Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

9.13Investigation of Representations, Warranties and Covenants. No investigation made by or on behalf of the parties hereto or the results of any such investigation will constitute a waiver of any representation, warranty or covenant of any other party.

9.14No Survival of Representations. The representations, warranties and covenants made by BVBC and Heartland in this Agreement or in any instrument delivered pursuant to this Agreement will terminate on, and will have no further force or effect after, the first to occur of (a) the Effective Time or (b) the date on which this Agreement is terminated as set forth herein, except for those covenants contained herein or therein which by their terms apply in whole or in part after the Effective Time or survive the termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

HEARTLAND FINANCIAL USA, INC.

By /s/ Lynn B. Fuller
Lynn B. Fuller
Executive Operating Chairman

BLUE VALLEY BAN CORP.

By /s/ Robert D. Regnier
Robert D. Regnier
Chairman, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]